EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

dated as of October 6, 2010

among

ROBBINS & MYERS, INC.,

T-3 ENERGY SERVICES, INC.,

TRIPLE MERGER I, INC.

and

TRIPLE MERGER II, INC.

i

ii

Exhibit A	Form of Certificate of Incorporation of Surviving Entity
Exhibit B	Form of Bylaws of Surviving Entity

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of October 6, 2010, among ROBBINS & MYERS, INC., an Ohio corporation (“R&M”), T-3 ENERGY SERVICES, INC., a Delaware corporation (“T-3”), TRIPLE MERGER I, INC., a Delaware corporation and wholly-owned subsidiary of R&M (“Merger Sub”), and TRIPLE MERGER II, INC., a Delaware corporation and wholly-owned subsidiary of R&M (“Merger Sub II”). Unless otherwise indicated, capitalized terms used in this Agreement shall have the respective meanings set forth in Section 9.03 of this Agreement.

A. The Board of Directors of T-3 (the “T-3 Board”) has approved this Agreement and determined that the Merger on the terms set forth in this Agreement is advisable and in the best interests of its stockholders and has recommended that its stockholders approve the Merger (as hereinafter defined) on the terms set forth in this Agreement.

B. If the Aggregate Stock Consideration Closing Value is less than 80% of the Aggregate Reorganization Consideration Closing Value, or if any holder of shares of T-3 Common Stock exercises appraisal rights pursuant to Section 2.02, then as provided in Section 1.05, after the Merger, T-3 will merge with and into Merger Sub II.

C. The Board of Directors of R&M (the “R&M Board”) has approved this Agreement and the Merger and has recommended that its shareholders approve the issuance of R&M Common Shares in the Merger and the transactions related to the Merger on the terms set forth in this Agreement. The Boards of Directors of Merger Sub and Merger Sub II have approved this Agreement, the Merger and the Second Merger (if required pursuant to Section 1.05) and the sole stockholder of each entity has adopted this Agreement and approved the Merger and the Second Merger on the terms set forth in this Agreement.

D. Contemporaneously with the execution of this Agreement, M.H.M. & Co. Ltd., R&M and T-3 are entering into a Voting Agreement (the “Voting Agreement”), pursuant to which M.H.M. & Co. Ltd. has agreed, among other things, to vote its R&M Common Shares for approval of the Merger and the other transactions contemplated hereby, including the Share Issuance, subject to the terms set forth in the Voting Agreement.

E. For federal income Tax purposes, the parties intend that: (i) if the Second Merger occurs, the Merger and the Second Merger, taken together constitute a single integrated plan in the manner described in Revenue Ruling 2001-46, and shall qualify as a reorganization described in Section 368(a)(2)(D) of the Code, and this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code, and (ii) if the Second Merger does not occur because the Second Merger is not required by Section 1.05, the Merger will qualify as a reorganization described in Section 368(a)(2)(E) of the Code and this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code (collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), on the Closing Date, Merger Sub shall be merged with and into T-3 (the “Merger”), the separate corporate existence of Merger Sub shall cease and T-3 shall continue as the corporation surviving the Merger (the “Intermediate Surviving Entity” and, if there is no Second Merger as provided in Section 1.05, the “Surviving Entity”).

Section 1.02  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Vinson & Elkins L.L.P., 2500 First City Tower, 1001 Fannin Street, Houston, Texas 77002 at 10:00 a.m., New York City time, on a date to be specified by T-3 and R&M, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between T-3 and R&M; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of Delaware (the “Delaware Secretary of State”) a certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL, and all other filings required under the DGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with and accepted by the Delaware Secretary of State (the time the Merger becomes effective being the “Effective Time”).

Section 1.04  Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.05  Second Merger.  If the Aggregate Stock Consideration Closing Value is less than 80% of the Aggregate Reorganization Consideration Closing Value or if any holder of shares of T-3 Common Stock exercises appraisal rights pursuant to Section 2.02, then on a date which is not later than 15 days after the day on which the Effective Time occurs, T-3 shall be merged with and into Merger Sub II (the “Second Merger”) , Merger Sub II shall continue as the Surviving Entity surviving the Second Merger and all of the rights and obligations of the Surviving Entity under this Agreement shall be deemed to be the rights and obligations of Merger Sub II, as the Surviving Entity. In the Second Merger, each outstanding share of common stock of the Intermediate Surviving Entity automatically shall be cancelled and shall no longer be outstanding and shall cease to exist, and each outstanding member interest of Merger Sub II issued and outstanding immediately prior to the Effective Date shall remain outstanding and shall not be effected by the Second Merger. The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

Section 1.06  Certificate of Incorporation and Bylaws.  At the Effective Time: (a) the certificate of incorporation of T-3 shall be amended and restated in its entirety as set forth on Exhibit A, which shall be the certificate of incorporation of the Intermediate Surviving Entity until thereafter changed or amended as provided therein or by applicable Law or this Agreement (the “Surviving Entity Certificate”), and (b) the bylaws of T-3 shall be amended and restated in their entirety as set forth on Exhibit B, which shall be the bylaws of the Intermediate Surviving Entity until thereafter amended in accordance with their terms and conditions (the “Surviving Entity Bylaws”). If the Second Merger occurs as provided in Section 1.05, effective as of the effective time of the Second Merger: (i) the certificate of incorporation of the Surviving Entity shall be amended and restated in its entirety to be in the form of the Surviving Entity Certificate, and (ii) the bylaws of the Surviving Entity shall be amended and restated in their entirety to be in the form of the Surviving Entity Bylaws.

Section 1.07  Board of Directors and Officers of Surviving Entity.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Intermediate Surviving Entity as of the Effective Time until the earlier of their resignation or removal or their respective successors have been duly elected and qualified. The officers of T-3 immediately prior to the Effective Time shall continue as the officers of the Intermediate Surviving Entity immediately following the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified. If the Second Merger occurs as provided in Section 1.05, effective as of the effective time of the Second Merger, the directors and officers of the Intermediate Surviving Entity as of the Effective Time shall become the directors and officers, respectively, of the Surviving Entity, in each case until the earlier of their resignation or removal or until their respective successors has been duly elected or appointed and qualified.

ARTICLE II

EFFECT ON THE STOCK OF THE CONSTITUENT CORPORATIONS; MERGER
CONSIDERATION; EXCHANGE OF CERTIFICATES

Section 2.01  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of T-3, R&M, Merger Sub or the holder of any shares of T-3 Common Stock or any shares of Merger Sub Common Stock:

(a) Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of stock of the Surviving Entity. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Entity into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of R&M-Owned Stock.  Each share of common stock, par value $0.001 per share, of T-3 (the “T-3 Common Stock”) that is owned by R&M, Merger Sub or Merger Sub II immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of T-3 Common Stock.  Subject to Sections 2.01(b) and 2.03(f), each share of T-3 Common Stock issued and outstanding immediately prior to the Effective Time (including any outstanding T-3 Restricted Shares that fully vest as unrestricted T-3 Common Stock pursuant to Section 6.04(a)(ii), but excluding any Appraisal Shares) shall be converted into the right to receive: (i) $7.95 in cash without interest (the “Cash Consideration”), plus (ii) 0.894 fully paid and nonassessable R&M Common Shares (the “Stock Consideration” and, collectively with the Cash Consideration, the “Merger Consideration”). All such shares of T-3 Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of T-3 Common Stock (each, a “Certificate”) and each holder of shares of T-3 Common Stock held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional R&M Common Shares to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.03, without interest. The right of any holder of T-3 Common Stock to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.03, and in accordance therewith shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

(d) Notwithstanding Section 2.01(c), if between the date of this Agreement and the Effective Time the outstanding R&M Common Shares or T-3 Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of R&M Common Shares or shares of T-3 Common Stock, as the case may be (including, without limitation, the Merger Consideration, the Stock Consideration and the Option Exchange Ratio), will be appropriately adjusted to provide to R&M and the holders of T-3 Common Stock and vested T-3 Stock Options that are not exercised prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event.

Section 2.02  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of T-3 Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares described in Section 2.01(b)) that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger

Consideration payable pursuant to Section 2.01(c), but instead at the Effective Time the holders of Appraisal Shares shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL and at the Effective Time, all Appraisal Shares shall cease to be outstanding and shall automatically be canceled and cease to exist and the holder of such shares shall cease to have any rights with respect thereto, except as set forth in this Section 2.02. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and each of such holder’s Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, without interest thereon, the Merger Consideration. T-3 shall deliver prompt notice to R&M of any demands for appraisal of any shares of T-3 Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by T-3 for appraisal of any shares of T-3 Common Stock, and provide R&M with the opportunity to participate in and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, T-3 shall not, without the prior written consent of R&M, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any amount payable to any holder of Appraisal Shares exercising appraisal rights shall be paid in accordance with the DGCL by R&M.

Section 2.03  Exchange of Certificates; Book-Entry Shares.  (a) Exchange Agent.  Prior to the Effective Time, R&M shall appoint a bank or trust company reasonably acceptable to T-3 to act as exchange and paying agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, R&M shall deposit with the Exchange Agent, for the benefit of the holders of T-3 Common Stock, for exchange in accordance with this Article II through the Exchange Agent, book entry shares (or certificates, if requested) representing the R&M Common Shares to be issued as Merger Consideration and cash in an amount sufficient to make payment of the aggregate Cash Consideration and payments in lieu of fractional shares pursuant to Section 2.03(f). All such R&M Common Shares and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”

(b) Letter of Transmittal.  As promptly as practicable after the Effective Time, and in any event not later than the second Business Day after the Effective Time, R&M shall cause the Exchange Agent to mail to each holder of record of T-3 Common Stock, as of immediately prior to the Effective Time, a customary letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent or, in the case of shares of T-3 Common Stock held in book-entry form, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as reasonably agreed to by R&M and T-3 prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon: (i) in the case of shares of T-3 Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of T-3 Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the associated Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of T-3 Common Stock have been converted pursuant to Section 2.01, and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to 2.03(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d). In the event of a transfer of ownership of T-3 Common Stock which is not registered in the transfer records of T-3, book entry shares (or a certificate, if requested) representing the proper number of R&M Common Shares pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.03(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.03(d) may be issued to a transferee if the Certificate representing such T-3 Common Stock (or, if such T-3 Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.03(c), each share of T-3 Common Stock, and any Certificate with respect thereto shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of T-3 Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.03(f) and any dividends or other distributions pursuant to Section 2.03(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of T-3 Common Stock held in book-entry form).

(d) Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to R&M Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of T-3 Common Stock held in book-entry form) with respect to the R&M Common Shares issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(f), until the surrender of such Certificate (or such shares of T-3 Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of T-3 Common Stock held in book-entry form), there shall be paid to the holder of the whole R&M Common Shares issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional R&M Common Share to which such holder is entitled pursuant to Section 2.03(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole R&M Common Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole R&M Common Shares.

(e) No Further Ownership Rights in T-3 Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.03(d) and cash in lieu of any fractional shares payable pursuant to Section 2.03(f) paid upon the surrender of Certificates (or shares of T-3 Common Stock held in book-entry form) in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of T-3 Common Stock formerly represented by such Certificates (or shares of T-3 Common Stock held in book-entry form). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of shares of T-3 Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of T-3 Common Stock (or shares of T-3 Common Stock held in book-entry form) are presented to R&M or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(f) No Fractional Shares.  No certificates or scrip representing fractional R&M Common Shares shall be issued upon the conversion of T-3 Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of R&M Common Shares. Notwithstanding any other provision of this Agreement, each holder of shares of T-3 Common Stock converted pursuant to the Merger who, based on the Stock Consideration, would have been entitled to receive a fraction of a R&M Common Share (after taking into account all shares of T-3 Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the closing sale price for a R&M Common Shares on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by R&M and T-3) for the trading day immediately preceding the day on which the Effective Time occurs.

(g) Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of T-3 Common Stock for one year after the Effective Time shall be delivered to R&M, upon demand, and any holder of T-3 Common Stock who has not theretofore complied with this Article II shall thereafter look only to R&M for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(h) No Liability.  None of T-3, R&M, Merger Sub, Merger Sub II or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund otherwise would be required to escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of R&M, free and clear of all claims or interest of any Person previously entitled thereto.

(i) Investment of Exchange Fund.  The cash portion of the Exchange Fund shall be invested in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; provided, however, that any interest or other income resulting from the investment of the Exchange Fund shall be solely for the account of R&M or the Surviving Entity. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of T-3 Common Stock shall be entitled under Section 2.01(c), R&M shall take all steps necessary to enable or cause the Surviving Entity promptly to deposit additional cash or assets with the Exchange Agent sufficient to make all payments or distributions required under this Agreement, and R&M and the Surviving Entity shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any other purpose. The Surviving Entity shall pay all charges and expenses of the Exchange Agent in connection with the exchange of T-3 Common Stock for the Merger Consideration.

(j) Withholding Rights.  Each of R&M and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of T-3 Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of T-3 Common Stock in respect of which such deduction or withholding was made.

(k) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by R&M, the posting by such Person of a bond, in such reasonable and customary amount as R&M may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF T-3

T-3 represents and warrants to R&M, Merger Sub and Merger Sub II that the statements contained in this Article III are true and correct except as (a) set forth in the disclosure letter delivered by T-3 to R&M at or before the execution and delivery by T-3 of this Agreement (the “T-3 Disclosure Letter”) or (b) disclosed in the T-3 SEC Documents filed or furnished prior to the date hereof (excluding any disclosures included in any “risk factor” section of such T-3 SEC Documents or any other disclosures in such T-3 SEC Documents to the extent they are predictive or forward-looking in nature). The T-3 Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 3.01  Organization, Standing and Power.  T-3 and each of T-3’s Subsidiaries (the “T-3 Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the T-3 Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. Each of T-3 and the T-3 Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “T-3 Permits”), except where the failure to have such power or authority or to possess T-3 Permits, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. Each of T-3 and the T-3 Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. T-3 has delivered or made available to R&M, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of T-3 in effect as of the date of this Agreement (the “T-3 Certificate”) and the bylaws of T-3 in effect as of the date of this Agreement (the “T-3 Bylaws”).

Section 3.02  T-3 Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each T-3 Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by T-3, by another T-3 Subsidiary or by T-3 and another T-3 Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. T-3 has provided to R&M a true and complete list of all T-3 Subsidiaries as of the date of this Agreement.

(b) Except for the capital stock and voting securities of, and other equity interests in, the T-3 Subsidiaries, neither T-3 nor any T-3 Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 3.03  Capital Structure.  (a) As of the date of this Agreement, the authorized stock of T-3 consists of 50,000,000 shares of T-3 Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “T-3 Preferred Stock” and, together with the T-3 Common Stock, the “T-3 Capital Stock”). At the close of business on October 5, 2010: (i) 13,338,861 shares of T-3 Common Stock were issued and outstanding, of which 200,400 were T-3 Restricted Shares, (ii) no shares of T-3 Preferred Stock were issued and outstanding, (iii) 918,323 shares of T-3 Common Stock were reserved and available for issuance pursuant to the T-3 Stock Plan, all of which were issuable upon exercise of outstanding T-3 Stock Options (the outstanding T-3 Restricted Shares and T-3 Stock Options are referred to as the “T-3 Stock-Based Awards”), and (iv) 8,595 shares of T-3 Common Stock were reserved for issuance pursuant to the T-3 Warrants. Except as set forth in this Section 3.03(a), at the close of business on October 5, 2010, no shares of capital stock or voting securities of, or other equity interests in, T-3 were issued, reserved for issuance or outstanding. From the close of business on October 5, 2010 to the date of this Agreement, there have been no issuances by T-3 of shares of capital stock or voting securities of, or other equity interests in, T-3, other than the issuance of T-3 Common Stock upon the exercise of T-3 Stock Options and T-3 Warrants outstanding at the close of business on October 5, 2010.

(b) All outstanding shares of T-3 Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of T-3 Stock Options and T-3 Warrants will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the T-3 Articles, the T-3 Bylaws or any Contract to which T-3 is a party or otherwise bound. Except as set forth in this Section 3.03, as of the close of business on October 5, 2010, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of T-3 or any T-3 Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold: (i) any capital stock of T-3 or any T-3 Subsidiary or any securities of T-3 or any T-3 Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, T-3 or any T-3 Subsidiary, (ii) any warrants, calls, options or other rights to acquire from T-3 or any T-3 Subsidiary, or any other obligation of T-3 or any T-3 Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, T-3 or any T-3 Subsidiary or (iii) any rights issued by or other obligations of T-3 or any T-3 Subsidiary that are linked in any way to the price of any class of T-3 Capital Stock or any shares of capital stock of any T-3 Subsidiary, the value of T-3, any T-3 Subsidiary or any part of T-3 or any T-3 Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of T-3 or any T-3 Subsidiary. Except as set forth above in this Section 3.03 or in connection with T-3 Stock-Based Awards, as of the close of business on October 5, 2010, there are not any outstanding obligations of T-3 or any of the T-3 Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of T-3 or any T-3 Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Each T-3 Warrant was duly executed and delivered by each party thereto, and a true and correct copy of each such T-3 Warrant was provided to R&M prior to the date of this Agreement. There are no debentures, bonds, notes or other Indebtedness of T-3 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of T-3 may vote (“T-3 Voting Debt”). Neither T-3 nor any of the T-3 Subsidiaries is a party to any voting agreement with respect to the voting of any stock or voting securities of, or other equity interests in, T-3. Except for this Agreement, neither T-3 nor any of the T-3 Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of T-3 or any of the T-3 Subsidiaries.

Section 3.04  Authority; Execution and Delivery; Enforceability.  (a) T-3 has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the T-3 Stockholder Approval. The T-3 Board, by a vote at a meeting duly called at which a quorum of directors of T-3 was present, adopted resolutions: (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger and the other transactions contemplated by this Agreement are in the best interests of T-3 and its stockholders, (iii) recommending that T-3’s stockholders approve the Merger and directing that the Merger be submitted to T-3’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “T-3 Stockholders Meeting”) and (iv) approving, effective as of the Effective Time, the amendment and restatement of the T-3 Certificate, and such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the approval of the Merger and adoption of this Agreement by the affirmative vote of a majority of the votes entitled to be cast by holders of outstanding shares of T-3 Common Stock at the T-3 Stockholders Meeting (the “T-3 Stockholder Approval”), no other corporate proceedings on the part of T-3 are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). T-3 has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of R&M, Merger Sub and Merger Sub II, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other Laws of general applicability relating to or affecting creditors rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The T-3 Board has adopted a resolution to exempt the Merger provided for by this Agreement from Title 3, Subtitle 6 of the DGCL. No other “interested stockholder,” “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation (including Title 3, Subtitle 7 of the DGCL), or similar provision or term of the T-3 Certificate or the T-3 Bylaws, applies with respect to T-3 with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c) Neither T-3 nor any T-3 Subsidiary has in effect a “poison pill,” stockholder rights plan or other similar plan or agreement.

Section 3.05  No Conflicts; Consents.  (a) The execution and delivery by T-3 of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement will not: (i) conflict with or result in any violation of any provision of the T-3 Certificate, the T-3 Bylaws or the comparable charter, bylaws or other organizational documents of any material T-3 Subsidiary (assuming that the T-3 Stockholder Approval is obtained), (ii) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of T-3 or any T-3 Subsidiary under, any legally binding Contract to which T-3 or any T-3 Subsidiary is a party or by which any of their respective properties or assets is bound or any T-3 Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to T-3 or any T-3 Subsidiary or their respective properties or assets (assuming that the T-3 Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Second Merger (if required pursuant to Section 1.05).

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to T-3 or any T-3 Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than: (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with, and acceptance for record by, the Delaware Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which R&M and T-3 are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws or takeover laws, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger, the Second Merger (if required pursuant to Section 1.05) or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Stock Consideration, and (vii) such other matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Second Merger.

Section 3.06  SEC Documents; Undisclosed Liabilities.  (a) T-3 has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by T-3 with the SEC since January 1, 2009 (such documents, together with any documents filed with or furnished to the SEC during such period by T-3 on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement, the Form S-4 and any documents not publicly available, being collectively referred to as the “T-3 SEC Documents”).

(b) Each T-3 SEC Document: (i) at the time filed, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such T-3 SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of T-3 included in the T-3 SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of T-3 and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) There are no liabilities of T-3 or any T-3 Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the consolidated balance sheet of T-3 dated as of December 31, 2009 (including the notes thereto) contained in T-3’s Annual Report on Form 10-K for the year ended December 31, 2009; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2009; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities incurred as permitted under Section 5.01(a); (v) liabilities contemplated by Sections 3.09, 3.10, 3.11, 3.13, 3.16 and 3.19; and (vi) liabilities not contemplated by clauses (i) through (v) which would not reasonably be expected to have, individually or in the aggregate, a T-3 Material Adverse Effect.

(d) Each of the chief executive officer of T-3 and the chief financial officer of T-3 (or each former chief executive officer of T-3 and each former chief financial officer of T-3, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the T-3 SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of T-3 or any of the T-3 Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX.

(e) T-3 maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of T-3’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by T-3 are reasonably designed to ensure that material information (both financial and non-financial) required to be disclosed by T-3 in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of T-3, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of T-3 to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither T-3 nor any of the T-3 Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among T-3 and any of the T-3 Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, T-3 or any of the T-3 Subsidiaries in T-3’s or such T-3 Subsidiary’s published financial statements or other T-3 SEC Documents.

(h) Since January 1, 2010, none of T-3, T-3’s independent accountants, the T-3 Board or the audit committee of the T-3 Board has received any oral or written notification of any: (i) “significant deficiency” in the internal controls over financial reporting of T-3, (ii) “material weakness” in the internal controls over financial reporting of T-3 or (iii) fraud, whether or not material, that involves management or other employees of T-3 who have a significant role in the internal controls over financial reporting of T-3. For purposes of this paragraph (h), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the T-3 Subsidiaries is, or has at any time since January 1, 2010 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 3.07  Information Supplied.  None of the information supplied or to be supplied by T-3 for inclusion or incorporation by reference in: (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of R&M’s shareholders and T-3’s stockholders or at the time of each of the R&M Shareholders Meeting and the T-3 Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by T-3 with respect to statements made or incorporated by reference therein based on information supplied by R&M, Merger Sub or Merger Sub II for inclusion or incorporation by reference therein.

Section 3.08  Absence of Certain Changes or Events.  From January 1, 2010 to the date of this Agreement, each of T-3 and the T-3 Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a T-3 Material Adverse Effect;

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, T-3 or the capital stock or voting securities of, or other equity interests in, any of the T-3 Subsidiaries (other than dividends or other distributions by a direct or indirect wholly owned T-3 Subsidiary to its shareholders or other equity holders) or any repurchase for value by T-3 of any stock or voting securities of, or other equity interests in, T-3 or the capital stock or voting securities of, or other equity interests in, any of the T-3 Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, T-3, securities convertible into or exercisable or exchangeable for stock or voting securities of, or other equity interests in, T-3 or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, T-3;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than T-3 or a wholly owned T-3 Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of T-3 or any T-3 Subsidiary other than Indebtedness incurred in the ordinary course of business or Indebtedness incurred under any credit facility of T-3 in existence on the date hereof;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of T-3’s or T-3’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $5,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) except as required to comply with applicable Law or to comply with any T-3 Benefit Plan (including any award agreement thereunder) in effect as of January 1, 2010, any: (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or T-3

Benefit Plan (or any award thereunder); provided, that with respect to the amendment of a T-3 Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of T-3 or any T-3 Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of T-3 or any T-3 Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any T-3 Benefit Plan as in effect January 1, 2010, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any T-3 Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any T-3 Pension Plan or (vii) changing the manner in which contributions to any T-3 Pension Plan are made or the basis on which such contributions are determined;

(g) any change in accounting methods, principles or practices by T-3 or any T-3 Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) with respect to all Taxes payable to any federal, state or local government or other Governmental Entity within the United States: (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by T-3 or any T-3 Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

Section 3.09  Taxes.  With respect to all Taxes payable to any federal, state or local government or other Governmental Entity within the United States:

(a) (i) T-3 and each T-3 Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) T-3 and each T-3 Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against T-3 or any T-3 Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; (iv) there are no Tax Liens on the assets of T-3 or any T-3 Subsidiary (other than Liens for Taxes not yet due and payable); (v) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which T-3 or any T-3 Subsidiary is subject; and (vi) all Taxes not yet due and payable by T-3 or a T-3 Subsidiary (or any other corporation consolidated with T-3 or any T-3 Subsidiary) have been properly accrued or adequately reserved on the books of account of T-3 in accordance with GAAP.

(b) No Tax Return of T-3 or any T-3 Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of T-3, oral) notice of such an audit or examination has been received by T-3 or any T-3 Subsidiary. (i) No deficiencies for any Taxes have been asserted in writing against T-3 or any T-3 Subsidiary, (ii) no Information Document Request, questionnaire or other written communication has been received by T-3 or any T-3 Subsidiary from any Governmental Entity that would cause a reasonable person to believe that a deficiency for Taxes will be asserted by any Governmental Entity and (iii) no requests for waivers of the time to assess any such Taxes are pending. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of T-3 and each T-3 Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(d) Neither T-3 nor any T-3 Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among T-3 and wholly owned T-3 Subsidiaries).

(e) Within the past three years, neither T-3 nor any T-3 Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) For all Tax years and periods since January 1, 2003, neither T-3 nor any T-3 Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” or “reportable transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g) Neither T-3 nor any T-3 Subsidiary has taken any action nor, to the Knowledge of T-3, does there exist any fact, that would reasonably be expected to prevent the Merger and the Second Merger (if required by Section 1.05) from qualifying for the Intended Tax Treatment.

(h) For all Tax years and periods since January 1, 2006 no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by T-3 or any T-3 Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, has or is expected to occur.

(i) T-3 has provided to R&M the following information as of the most recent practicable date: (i) the amount of any tax attribute (e.g., net operating loss, net capital loss, unused investment, minimum, or other tax credit, overall built-in loss or excess charitable contribution deduction) of T-3 or any T-3 Subsidiary that carries over to a Tax year following the Closing Date; (ii) a list of each jurisdiction in which T-3 or any T-3 Subsidiary is required to file Tax Returns; (iii) a complete and correct copy of each Tax Return of T-3 and any T-3 Subsidiary for each fiscal year ending in 2006 or thereafter; (iv) the most recent Tax years through which each Governmental Entity having jurisdiction over Taxes payable by T-3 or any T-3 Subsidiary has completed its examination of T-3 or such T-3 Subsidiary; and (v) a list of all jurisdictions with which T-3 or any T-3 Subsidiary has a Tax abatement or other Tax reduction Contract in effect (correct and complete copies of all of which have been provided to R&M).

(j) Since January 1, 2007, neither T-3 nor any T-3 Subsidiary has filed a consolidated or combined Tax Return for any U.S. federal income Tax purpose with another company (other than T-3 or another T-3 Subsidiary).

(k) (i) No power of attorney which is currently in force has been granted by or with respect to T-3 or any T-3 Subsidiary in connection with any matter related to Taxes; (ii) neither T-3 nor any T-3 Subsidiary has engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, with respect to which the replacement property could be purchased on or after the Closing Date; (iii) with respect to any compensation arrangements of T-3 or any T-3 Subsidiary subject to 409A of the Code, the requirements of Section 409A have been satisfied and all necessary amendments to any arrangements subject to such provisions have been adopted by the appropriate Persons; (iv) to the extent that T-3 or any T-3 Subsidiary is the owner of any life insurance agreement, there is no borrowing against such policy; (v) neither T-3 nor any T-3 Subsidiary is a party to a split-dollar life insurance arrangement, as defined in Federal Income Tax Regulation 1.61-22(b); and (vi) neither T-3 nor any T-3 Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(l) T-3 has provided to R&M: (i) complete and accurate copies of all Tax opinions, audit reports, letter rulings, technical advice memoranda, and similar items obtained or received since January 1, 2006 relating to Taxes; and (ii) a description of each Tax item related to a tax position of T-3 that has been reflected in the consolidated statements of T-3 pursuant to FASB Interpretation 48, Accounting for Uncertainty in Income Taxes for any period after January 1, 2006.

Section 3.10  Benefits Matters; ERISA Compliance.  (a) T-3 has delivered or made available to R&M true and complete copies of: (i) all material T-3 Benefit Plans existing as of the date of this Agreement or, in the case of any unwritten material T-3 Benefit Plan as of the date of this Agreement, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material T-3 Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material T-3 Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each T-3 Benefit Plan (if any). For purposes of this Agreement, “T-3 Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“T-3 Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical, dental, life insurance or other material compensation or benefit plans, arrangements, policies, Contracts, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by T-3, any T-3 Subsidiary or any other Person that, together with T-3 is treated as a single employer under Section 414 of the Code (each, a “T-3 Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of T-3 or any T-3 Subsidiary or with respect to which T-3 or any T-3 Commonly Controlled Entity has any liability (contingent or otherwise), and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between T-3 or any T-3 Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of T-3 or any T-3 Subsidiary.

(b) All T-3 Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS or a non-U.S. Governmental Entity (as applicable) to the effect that such T-3 Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of T-3, has revocation been threatened, nor has any such T-3 Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect: (i) no T-3 Pension Plan, other than any T-3 Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “T-3 Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such T-3 Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to R&M, (ii) none of the T-3 Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such T-3 Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such T-3 Benefit Plan or trust or any other material liability to T-3 or any T-3 Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any T-3 Benefit Plan during the last six years and (v) none of T-3, any T-3 Subsidiary or any T-3 Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any T-3 Multiemployer Pension Plan.

(d) With respect to each material T-3 Benefit Plan that is an employee welfare benefit plan, such T-3 Benefit Plan (including any T-3 Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of T-3 or the T-3 Subsidiaries or terminated, in each case, without material liability to T-3 and the T-3 Subsidiaries on or at any time after the Effective Time.

(e) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, no T-3 Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect: (i) each T-3 Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such T-3 Benefit Plan and (ii) T-3 and each of the T-3 Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the T-3 Benefit Plans.

(g) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect: all contributions or other amounts payable by T-3 or any T-3 Subsidiary with respect to each T-3 Benefit Plan have been paid or accrued in accordance with the terms of such T-3 Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on T-3’s financial statements in accordance with GAAP, there are no material unfunded liabilities (contingent or otherwise), solvency deficiencies or wind-up liabilities, where applicable, with respect to any T-3 Benefit Plan.

(h) As of the date of this Agreement, except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, there are no pending or, to the Knowledge of T-3, threatened claims, suits or proceedings by or on behalf of any participant in any of the T-3 Benefit Plans, or otherwise involving any such T-3 Benefit Plan or the assets of any T-3 Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i) None of the execution and delivery of this Agreement, the obtaining of the T-3 Stockholder Approval or the consummation of the Merger, the Second Merger (if required pursuant to Section 1.05) or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of T-3 or any of the T-3 Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any T-3 Benefit Plan or (iii) result in any breach or violation of, default under or limit T-3’s right to amend, modify or terminate any T-3 Benefit Plan.

(j) Other than the Specified Parachute Payments, no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any individual listed in Section 3.10(j) of the T-3 Disclosure Letter will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Section 3.10(j) of the T-3 Disclosure Letter sets forth, with respect to each such individual: (i) such Person’s name, title and “base amount” (as defined in Section 280G(b)(3) of the Code) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive (collectively, the “Specified Parachute Payments”). No current or former director, officer, employee or independent contractor of T-3 or any T-3 Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

Section 3.11  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of T-3, threatened against T-3 or any T-3 Subsidiary that, individually or in the aggregate, would reasonably be expected to have a T-3 Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of T-3, any investigation by any Governmental Entity involving T-3 or any T-3 Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a T-3 Material Adverse Effect.

Section 3.12  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, T-3 and the T-3 Subsidiaries are in compliance with all applicable Laws and T-3 Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of T-3, except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that T-3 or a T-3 Subsidiary is not in compliance with any applicable Law or T-3 Permit or which challenges or questions the validity of any rights of the holder of any T-3 Permit. This Section 3.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters. With respect to T-3 Stock Options: (A) each grant of a T-3 Stock Option was duly authorized no later than the Grant Date for such option by all necessary corporate action, including, as applicable, approval by the T-3 Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly delivered, and (B) the per share exercise price of each T-3 Stock Option was at least equal to the fair market value of a share of T-3 Common Stock on the applicable Grant Date.

Section 3.13  Environmental Matters.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect:

(a) T-3, the T-3 Subsidiaries and their respective operations are in compliance with all Environmental Laws, and neither T-3 nor any T-3 Subsidiary has received any written notice from a Governmental Entity alleging that T-3 or any T-3 Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit required under Environmental Law;

(b) T-3 and the T-3 Subsidiaries have obtained and are in compliance with all Permits required under Environmental Laws for their respective operations as currently conducted, all such Permits are valid and neither T-3 nor any T-3 Subsidiary has been advised in writing by any Governmental Entity of any proposed changes in the legal effectiveness or the terms and conditions of any such Permits;

(c) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of T-3, threatened against T-3 or any of the T-3 Subsidiaries;

(d) there have been no Releases of any Hazardous Material onsite or, to the Knowledge of T-3, offsite on real properties owned, operated or leased by T-3 or any of the T-3 Subsidiaries that would reasonably be expected to form the basis of any Environmental Claim against T-3 or any of the T-3 Subsidiaries;

(e) neither T-3 nor any of the T-3 Subsidiaries has retained or assumed, either contractually or, to the Knowledge of T-3, by operation of Law, any Known liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against T-3 or any of the T-3 Subsidiaries; and

(f) there has been no exposure of any Person or property to Hazardous Materials in connection with T-3’s or any of the T-3 Subsidiaries’ respective operations that would reasonably be expected to form the basis for a claim for damages or compensation.

The representations and warranties of T-3 contained in this Section 3.13 are the only representations and warranties of T-3 in this Agreement relating to Environmental Laws, Permits required under Environmental Laws, Environmental Claims or Hazardous Materials, includes Releases or threatened Releases of, or exposure to, Hazardous Materials.

Section 3.14  Contracts.  (a) As of the date of this Agreement, neither T-3 nor any T-3 Subsidiary is a party to any Contract required to be filed by T-3 pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed T-3 Contract”) that has not been so filed.

(b) Section 3.14 of the T-3 Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and T-3 has made available to R&M true and complete copies, of: (i) each agreement, understanding or undertaking to which T-3 or any of the T-3 Subsidiaries is a party that restricts in any material respect the ability of T-3 or any of the T-3 Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which T-3 or any of the T-3 Subsidiaries has a borrowing capacity of more than $500,000 or outstanding Indebtedness of more than $500,000, other than any such agreement between or among T-3 and the wholly owned T-3 Subsidiaries and (iii) each partnership, joint venture or similar agreement or understanding to which T-3 or any of the T-3 Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to T-3 and the T-3 Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed T-3 Contract is referred to herein as a “T-3 Material Contract.”

(c) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect: (i) each T-3 Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a T-3 Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of T-3 or one of the T-3 Subsidiaries, as the case may be, and, to the Knowledge of T-3, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such T-3 Material Contract is in full force and effect and (iii) none of T-3 or any of the T-3 Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such T-3 Material Contract and, to the Knowledge of T-3, no other party to any such T-3 Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 3.15  Properties.  (a) T-3 and each T-3 Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. All such properties and assets, other than properties and assets in which T-3 or any of the T-3 Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b) T-3 and each of the T-3 Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which T-3 or any T-3 Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. T-3 and each T-3 Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect.

Section 3.16  Intellectual Property.  T-3 and the T-3 Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of T-3, threatened that T-3 or any of the T-3 Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. To the Knowledge of T-3, no Person is infringing, misappropriating or otherwise violating the rights of T-3 or any of the T-3 Subsidiaries with respect to any Intellectual Property Right owned by T-3 or any of the T-3 Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, a T-3 Material Adverse Effect.

Section 3.17  Labor Matters.  Section 3.17 of the T-3 Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of T-3 or any of the T-3 Subsidiaries as of the date of this Agreement. Neither T-3 nor any of the T-3 Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of T-3 or any of the T-3 Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of T-3, threatened, against or affecting T-3 or any T-3 Subsidiary; (b) to the Knowledge of T-3, no union organizational campaign is in progress with respect to the employees of T-3 or any T-3 Subsidiary and no question concerning representation of such employees exists; (c) there are not any unfair labor practice charges or complaints against T-3 or any T-3 Subsidiary pending, or, to the Knowledge of T-3, threatened, before the National Labor Relations Board; (d) there are not any pending, or, to the Knowledge of T-3, threatened, union grievances against T-3 or any T-3 Subsidiary that reasonably could be expected to result in an adverse determination; (e) T-3 and each T-3 Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (f) neither T-3 nor any T-3 Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting T-3 or any T-3 Subsidiary and, to the Knowledge of T-3, no such investigation is in progress.

Section 3.18  Customers and Suppliers.  As of the date of this Agreement, T-3 has not received any notice and has no Knowledge to the effect that any of T-3’s ten largest customers in fiscal year 2009 (based on T-3’s consolidated revenues) may terminate or materially alter its business with T-3, either as a result of the transactions contemplated by this Agreement or otherwise.

Section 3.19  Product Warranty and Product Liability.  T-3 has delivered to R&M a true, correct and complete copy of T-3’s standard warranty or warranties for sale of products and/or services, and except as expressly set forth therein, there are no warranties, deviations from standard warranties or commitments or obligations with respect to the return, repair, replacement or re-performance of products and/or services under which T-3 could reasonably be expected to have any material liability which has not been adequately reserved for on the financial statements of T-3. T-3’s products and services have not been the subject of any broad-based (excluding customary warranty claims with respect to individual defective products) replacement, field fix, retrofit, modification or recall campaign, and no facts or conditions exist that are reasonably expected to result in such a recall campaign. All of T-3’s products have been designed, manufactured and labeled and all of T-3’s services have been performed so as to meet and comply with all industry and governmental standards and specifications and applicable laws and orders currently in effect in all material respects. All products and services that T-3 produces or performs under contracts in which T-3 commits to deliver products or services that are designed, manufactured, labeled and/or performed so as to meet and comply with any industry and/or governmental standards and specifications or laws or orders currently in effect have been designed, manufactured, labeled and/or performed in a manner that complies with such contractual requirements in all material respects.

Section 3.20  Certain Business Practices.  Within the last three years, neither T-3 nor any of its Subsidiaries, nor to T-3’s Knowledge, any directors, officers, agents, employees or Affiliates, when acting in such capacity on behalf of T-3 or any such Subsidiary, has:

(a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(b) used any corporate funds for any unlawful payment to foreign or domestic government officials or employees;

(c) violated any provision of the U.S. Foreign Corrupt Practices Act;

(d) engaged in any material export transactions, or authorized any material transactions, that violate U.S. export control Law (including those specified in the Export Administration Regulations and the International Traffic in Arms Regulations) or any other material import or export Law;

(e) engaged in, or agreed to engage in, any conduct that would be prohibited by existing or then-applicable, material U.S. economic sanctions and embargoes, including, but not limited to, those covering Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, or Zimbabwe, or engaged in or agreed to engage in transactions with any Person covered by the list of Specially Designated Nationals that is maintained by the United States; or

(f) made any false or fraudulent claim for payment to the United States government.

T-3 has received all material export authorizations applicable to U.S.-sourced goods or goods made with U.S.-origin technology where covered by U.S. export control Law. T-3 has established reasonable internal controls and procedures intended to ensure compliance with the U.S. Foreign Corrupt Practices Act.

Section 3.21  Inventory.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the inventory of T-3 and its Subsidiaries: (i) is sufficient, in all material respects, for the operations of T-3 (as conducted on the date of this Agreement) in the ordinary course consistent with past practice, (ii) consists of items which are, in all material respects, good and merchantable within normal trade tolerances, and (iii) is, in all material respects, of a quality and quantity presently usable or saleable in the ordinary course of the business of T-3 (subject to applicable reserves).

Section 3.22  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Simmons & Company International (the “T-3 Financial Advisor”), the fees and expenses of which will be paid by T-3, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of T-3. T-3 has furnished to R&M true and complete copies of all agreements between T-3 and the T-3 Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

Section 3.23  Opinion of Financial Advisor.  T-3 has received the opinion of the T-3 Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of T-3 Common Stock.

Section 3.24  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, R&M acknowledges that none of T-3, the T-3 Subsidiaries or any other Person on behalf of T-3 makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
R&M, MERGER SUB AND MERGER SUB II

R&M, Merger Sub and Merger Sub II jointly and severally represent and warrant to T-3 that the statements contained in this Article IV are true and correct, except as (a) set forth in the disclosure letter delivered by R&M to T-3 at or before the execution and delivery by R&M and Merger Sub of this Agreement (the “R&M Disclosure Letter”) or (b) disclosed in the R&M SEC Documents filed or furnished prior to the date hereof (excluding any disclosures included in any “risk factor” section of such R&M SEC Documents or any other disclosures in such R&M SEC Documents to the extent they are predictive or forward-looking in nature). The R&M Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

Section 4.01  Organization, Standing and Power.  Each of R&M and each of R&M’s Subsidiaries (the “R&M Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the R&M Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. Each of R&M and the R&M Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “R&M Permits”), except where the failure to have such power or authority or to possess R&M Permits, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. Each of R&M and the R&M Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. R&M has delivered or made available to T-3, prior to execution of this Agreement, true and complete copies of: (a) the Amended Articles of Incorporation of R&M in effect as of the date of this Agreement (the

“R&M Articles”) and the Code of Regulations of R&M in effect as of the date of this Agreement (the “R&M Code”), (b) the certificate of incorporation and bylaws of Merger Sub in effect as of the date of this Agreement, and (c) the certificate of incorporation and bylaws of Merger Sub II in effect as of the date of this Agreement.

Section 4.02  R&M Subsidiaries.  (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each R&M Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by R&M, by another R&M Subsidiary or by R&M and another R&M Subsidiary, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. R&M has provided to T-3 a true and complete list of all R&M Subsidiaries as of the date of this Agreement.

(b) Except for the capital stock and voting securities of, and other equity interests in, the R&M Subsidiaries, neither R&M nor any R&M Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

Section 4.03  Capital Structure.  (a) As of the date of this Agreement, the authorized capital shares of R&M consist of 80,000,000 R&M Common Shares (the “R&M Capital Shares”). At the close of business on October 5, 2010: (i) 32,989,143 R&M Common Shares were issued and outstanding, (ii) 2,045,748 R&M Common Shares were held by R&M as treasury shares, and (iii) 1,117,580 R&M Common Shares were reserved for issuance pursuant to the R&M Stock Plans, of which: (A) 740,057 shares were issuable upon exercise of outstanding R&M Stock Options, (B) 72,610 shares were subject to outstanding R&M Restricted Stock Units, and (C) 105,154 shares were subject to outstanding R&M Performance Share Units (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals and the participants’ continued employment for the time specified in the respective R&M Performance Share Units) (together with outstanding R&M Stock Options and R&M Restricted Stock Units, “R&M Stock-Based Awards”). Except as set forth in this Section 4.03(a), at the close of business on October 5, 2010, no shares of capital stock or voting securities of, or other equity interests in, R&M were issued, reserved for issuance or outstanding. From the close of business on October 5, 2010 to the date of this Agreement, there have been no issuances by R&M of shares of capital stock or voting securities of, or other equity interests in, R&M, other than the issuance of R&M Common Shares: (A) upon the exercise of R&M Stock Options outstanding at the close of business on October 5, 2010, or (B) upon the vesting of R&M Restricted Stock Units or R&M Performance Share Units outstanding at the close of business on October 5, 2010, in each case in accordance with their terms in effect on October 5, 2010.

(b) All outstanding R&M Capital Shares and all R&M Capital Shares that may be issued pursuant to the instruments or plans described in Section 4.03(a) are, or will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Ohio General Corporation Law (“OGCL”), the R&M Articles, the R&M Code or any Contract to which R&M is a party or otherwise bound. The R&M Common Shares constituting the Stock Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the R&M Articles, the R&M Code or any Contract to which R&M is a party or otherwise bound. Except as set forth in this Section 4.03, as of the close of business on October 5, 2010, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of R&M or any R&M Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold: (i) any capital stock of R&M or any R&M Subsidiary or any securities of R&M or any R&M Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, R&M or any R&M Subsidiary, (ii) any warrants, calls, options or other rights to acquire from R&M or any R&M Subsidiary, or any other obligation of R&M or any R&M Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, R&M or any R&M Subsidiary, or (iii) any rights issued by or other obligations of R&M or any R&M Subsidiary that are linked in any way to the price of any class of R&M Capital Shares or any shares of capital stock of any R&M Subsidiary, the value of R&M, any R&M Subsidiary or any part of R&M or any R&M Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of R&M or any R&M Subsidiary. Except as set forth above in this Section 4.03 or in connection with R&M Stock-Based Awards, as of the close of business on October 5, 2010, there are not any outstanding obligations of R&M or any of the R&M Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of R&M or any R&M Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. With respect to R&M Stock Options: (A) each grant of a R&M Stock Option was duly authorized no later than the Grant Date of such by all necessary corporate action, including, as applicable, approval by the R&M Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly delivered, and (B) the per share exercise price of each R&M Stock Option was at least equal to the fair market value of a R&M Common Share on the applicable Grant Date. Except as set forth above in this Section 4.03, there are no bonds, debentures, notes or other Indebtedness of R&M having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of R&M may vote (“R&M Voting Debt”). Neither R&M nor any of the R&M Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, R&M. Neither R&M nor any of the R&M Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of R&M.

Section 4.04  Authority; Execution and Delivery; Enforceability.  (a) Each of R&M, Merger Sub and Merger Sub II has all requisite corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement, subject, in the case of the Merger and the other transactions contemplated hereby, including the issuance of the R&M Common Shares constituting the Stock Consideration (the “Share Issuance”), to the receipt of the R&M Shareholder Approval and, in the case of the Merger, to the approval of the Merger and adoption of this Agreement by R&M, as the sole stockholder of Merger Sub and, in the case of the Second Merger, to the approval of the Second Merger and adoption of this Agreement by R&M, as the sole stockholder of Merger Sub II. The R&M Board has adopted resolutions, by a vote at a meeting duly called at which a quorum of directors of R&M was present: (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of R&M and its shareholders, (iii) declaring the Merger advisable, and (iv) recommending that R&M’s shareholders vote in favor of the Merger and the other transactions contemplated hereby, including the Share Issuance, and directing that the Merger and the other transactions contemplated hereby, including the Share Issuance, be submitted to R&M’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “R&M Shareholders Meeting”). Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Board of Directors of Merger Sub has adopted resolutions, by unanimous written consent: (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger is in the best interests of Merger Sub and R&M, as its sole stockholder, and (iii) recommending that R&M, as sole stockholder of Merger Sub, approve the Merger and adopt this Agreement, and directing that the Merger be submitted to R&M, as sole stockholder of Merger Sub, for approval. The Board of Directors of Merger Sub II has adopted resolutions, by unanimous written consent: (i) approving this Agreement, (ii) declaring advisable the Second Merger on substantially the terms and conditions set forth in this Agreement and determining that the Second Merger is in the best interests of Merger Sub II and R&M, as its sole stockholder, and (iii) recommending that R&M, as sole stockholder of Merger Sub II, approve the Second Merger and adopt this Agreement, and directing that the Second Merger be submitted to R&M, as sole stockholder of Merger Sub II, for approval. Such resolutions of the Boards of Directors of Merger Sub and Merger Sub II have not been amended or withdrawn as of the date of this Agreement. R&M, as sole stockholder of Merger Sub and Merger Sub II, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger and the Second Merger, respectively, and adopt this Agreement. Except:

(A) for the approval of the Merger and the other transactions contemplated hereby, including the Share Issuance, by the affirmative vote of the holders of two-thirds of the outstanding R&M Common Shares entitled to vote thereon at the R&M Shareholders Meeting (the “R&M Shareholder Approval”), and (B) solely in the case of the Merger and the Second Merger, for the approval of the Merger and the Second Merger and adoption of this Agreement by R&M, as the sole stockholder of Merger Sub and the sole member of Merger Sub II, respectively, no other corporate proceedings on the part of R&M, Merger Sub or Merger Sub II are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement (except for the execution and filing of the appropriate merger documents as required by the DGCL). Each of R&M, Merger Sub and Merger Sub II has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by T-3, this Agreement constitutes a legal, valid and binding obligation of each of R&M, Merger Sub and Merger Sub II, enforceable against it in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, and other Laws of general applicability relating to or affecting creditors rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) The R&M Board has adopted such resolutions as are necessary to render inapplicable to any transaction occurring after the Effective Time the provisions of Section 1704.02 of the OGCL to any holder of T-3 Common Stock that becomes an “interested shareholder” (as defined in Section 1704.01 of the OGCL) of R&M as a result of such holder’s receipt of the Stock Consideration. No other “interested shareholder,” “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation, or similar provision or term of the R&M Articles or R&M Code, applies with respect to R&M, Merger Sub or Merger Sub II with respect to this Agreement, the Merger, the Second Merger (if required pursuant to Section 1.05) or any of the other transactions contemplated by this Agreement.

Section 4.05  No Conflicts; Consents.  (a) The execution and delivery by each of R&M, Merger Sub and Merger Sub II of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement will not: (i) conflict with or result in any violation of any provision of the R&M Articles, the R&M Code or the comparable charter, bylaws or other organizational documents of any material R&M Subsidiary, assuming that the R&M Shareholder Approval is obtained, (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of R&M or any R&M Subsidiary under any Contract to which R&M or any R&M Subsidiary is a party or by which any of their respective properties or assets is bound or any R&M Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to R&M or any R&M Subsidiary or their respective properties or assets, assuming that the R&M Shareholder Approval is obtained, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Second Merger (if required pursuant to Section 1.05).

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to R&M or any R&M Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement, other than: (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act, and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger (and, if the Second Merger is required pursuant to Section 1.05, a Certificate of Merger in accordance with the DGCL with respect to the Second Merger) with, and acceptance for record by, the Delaware Secretary of State and appropriate documents with the relevant authorities of the other jurisdictions in which R&M and T-3 are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws or takeover laws, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger, the Second Merger (if required pursuant to Section 1.05) or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Stock Consideration, and (vii) such other matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Second Merger.

Section 4.06  SEC Documents; Undisclosed Liabilities.  (a) R&M has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by R&M with the SEC since September 1, 2009 (such documents, together with any documents filed with or furnished to the SEC during such period by R&M on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement, the Form S-4 and any documents that are not publicly available, being collectively referred to as the “R&M SEC Documents”).

(b) Each R&M SEC Document: (i) at the time filed, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such R&M SEC Document, and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of R&M included in the R&M SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in all material respects, the consolidated financial position of R&M and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) There are no liabilities of R&M or any R&M Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the consolidated balance sheet of R&M dated as of August 31, 2009 (including the notes thereto) contained in R&M’s Annual Report on Form 10-K for the year ended August 31, 2009; (ii) liabilities incurred in the ordinary course of business subsequent to August 31, 2009; (iii) liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) liabilities incurred as permitted under Section 5.01(b); (v) liabilities contemplated by Sections 4.09, 4.10, 4.11, 4.13 and 4.16; and (vi) liabilities not contemplated by clauses (i) through (v) which would not reasonably be expected to have, individually or in the aggregate, a R&M Material Adverse Effect.

(d) Each of the chief executive officer of R&M and the chief financial officer of R&M (or each former chief executive officer of R&M and each former chief financial officer of R&M, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the R&M SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. None of R&M or any of the R&M Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of SOX.

(e) R&M maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of R&M’s properties or assets.

(f) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by R&M are reasonably designed to ensure that material information (both financial and non-financial) required to be disclosed by R&M in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of R&M, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of R&M to make the certifications required under the Exchange Act with respect to such reports.

(g) Neither R&M nor any of the R&M Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among R&M and any of the R&M Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, R&M or any of the R&M Subsidiaries in R&M’s or such R&M Subsidiary’s published financial statements or other R&M SEC Documents.

(h) Since September 1, 2009, none of R&M, R&M’s independent accountants, the R&M Board or the audit committee of the R&M Board has received any oral or written notification of any: (i) “significant deficiency” in the internal controls over financial reporting of R&M, (ii) “material weakness” in the internal controls over financial reporting of R&M, or (iii) fraud, whether or not material, that involves management or other employees of R&M who have a significant role in the internal controls over financial reporting of R&M. For purposes of this paragraph (h), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i) None of the R&M Subsidiaries is, or has at any time since September 1, 2009 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07  Information Supplied.  None of the information supplied or to be supplied by R&M, Merger Sub or Merger Sub II for inclusion or incorporation by reference in: (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of R&M’s shareholders and T-3’s stockholders or at the time of each of the R&M Shareholders Meeting and the T-3 Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by R&M, Merger Sub or Merger Sub II with respect to statements made or incorporated by reference therein based on information supplied by T-3 for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by R&M, Merger Sub or Merger Sub II with respect to statements made or incorporated by reference therein based on information supplied by T-3 for inclusion or incorporation by reference therein.

Section 4.08  Absence of Certain Changes or Events.  From September 1, 2009 to the date of this Agreement, each of R&M and the R&M Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a) any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a R&M Material Adverse Effect;

(b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, R&M or the capital stock or voting securities of, or other equity interests in, any of the R&M Subsidiaries (other than (i) regular quarterly cash dividends in an amount not exceeding $0.0425 per R&M Common Share and (ii) dividends or other distributions by a direct or indirect wholly owned R&M Subsidiary to its shareholders or other equity holders) or any repurchase for value by R&M of any capital stock or voting securities of, or other equity interests in, R&M or the capital stock or voting securities of, or other equity interests in, any of the R&M Subsidiaries;

(c) any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, R&M, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, R&M or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, R&M;

(d) any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than R&M or a wholly owned R&M Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of R&M or any R&M Subsidiary, other than Indebtedness incurred in the ordinary course of business or Indebtedness incurred under any credit facility of R&M in existence on the date hereof;

(e) (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of R&M’s or R&M’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $5,000,000 or (ii) any acquisition of any business, whether by merger, consolidation, purchase of property or assets or otherwise;

(f) except as required to comply with applicable Law or to comply with any R&M Benefit Plan (including any award agreement thereunder) in effect as of September 1, 2009, any: (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or R&M Benefit Plan (or any award thereunder); provided, that with respect to the amendment of any R&M Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of R&M or any R&M Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of R&M or any R&M Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any R&M Benefit Plan as in effect on September 1, 2009, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any R&M Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any R&M Pension Plan or (vii) changing the manner in which contributions to any R&M Pension Plan are made or the basis on which such contributions are determined;

(g) any change in accounting methods, principles or practices by R&M or any R&M Subsidiary, except insofar as may have been required by a change in GAAP; or

(h) With respect to all Taxes payable to any federal, state or local government or other Governmental Entity in the United States: (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by R&M or any R&M Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

Section 4.09  Taxes.  With respect to all Taxes payable to any federal, state or local government or other Governmental Entity in the United States:

(a) (i) R&M and each R&M Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of R&M and each R&M Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against R&M or any R&M Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings; and (iv) there are no Tax Liens on the assets of R&M or any R&M Subsidiary (other than Liens for Taxes not yet due and payable); (v) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which R&M or any R&M Subsidiary is subject; and (vi) all Taxes not yet due and payable by R&M or a R&M Subsidiary (or any other corporation consolidated with R&M or any R&M Subsidiary) have been properly accrued or adequately reserved on the books of account of R&M in accordance with GAAP.

(b) No Tax Return of R&M or any R&M Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of R&M, oral) notice of such an audit or examination has been received by R&M or any R&M Subsidiary. (i) No deficiencies for any Taxes have been asserted in writing against R&M or any R&M Subsidiary, (ii) no Information Document Request, questionnaire or other written communication has been received by R&M or any R&M Subsidiary that would cause a reasonable person to believe that a deficiency for Taxes will be asserted by any Governmental Entity and (iii) no requests for waivers of the time to assess any such Taxes are pending. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) R&M and each R&M Subsidiary has complied in all material respects with all applicable Laws relating to the withholding of Taxes.

(d) Neither R&M nor any R&M Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among R&M and wholly owned R&M Subsidiaries).

(e) Within the past three years, neither R&M nor any R&M Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f) For all Tax years and periods since January 1, 2006, neither R&M nor any R&M Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” or “reportable transaction” within the meaning of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g) Neither R&M nor any R&M Subsidiary has taken any action nor, to the Knowledge of R&M, does there exist any fact that would reasonably be expected to prevent the Merger and the Second Merger (if required by Section 1.05) from qualifying for the Intended Tax Treatment.

(h) For all Tax years and periods since January 1, 2003, no disallowance of a deduction under Section 162(m) of the Code for any amount paid or payable by R&M or any R&M Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, has or is expected to occur.

(i) R&M has provided to T-3 the following information as of the most recent practicable date: (i) the amount of any tax attribute (e.g., net operating loss, net capital loss, unused investment, minimum, or other tax credit, overall built-in loss or excess charitable contribution deduction) of R&M or any R&M Subsidiary that carries over to a Tax year following the Closing Date; (ii) a list of each jurisdiction in which R&M or any R&M Subsidiary is required to file Tax Returns; (iii) a complete and correct copy of each Tax Return of R&M and any R&M Subsidiary for each fiscal year ending in 2006 or thereafter; (iv) the most recent Tax years through which each Governmental Entity having jurisdiction over Taxes payable by R&M or any R&M Subsidiary has completed its examination of R&M or such R&M Subsidiary; and (v) a list of all jurisdictions with which R&M or any R&M Subsidiary has a Tax abatement or other Tax reduction Contract in effect (correct and complete copies of all of which have been provided to T-3).

(j) Since January 1, 2007, neither R&M nor any R&M Subsidiary has filed a consolidated or combined Tax Return for any U.S. federal income Tax purpose with another company (other than R&M or another R&M Subsidiary).

(k) (i) No power of attorney which is currently in force has been granted by or with respect to R&M or any R&M Subsidiary in connection with any matter related to Taxes, (ii) neither R&M nor any R&M Subsidiary has engaged in a like-kind exchange within the meaning of Section 1031 of the Code or received cash proceeds in connection with an involuntary conversion within the meaning of Section 1033 of the Code, with respect to which the replacement property could be purchased on or after the Closing Date; (iii) with respect to any compensation arrangements of R&M or any R&M Subsidiary subject to 409A of the Code, the requirements of Section 409A have been satisfied and all necessary amendments to any arrangements subject to such provisions have been adopted by the appropriate Persons; (iv) to the extent that R&M or any R&M Subsidiary is the owner of any life insurance agreement, there is no borrowing against such policy; (v) neither R&M nor any R&M Subsidiary is a party to a split-dollar life insurance arrangement, as defined in Federal Income Tax Regulation 1.61-22(b); and (vi) neither R&M nor any R&M Subsidiary has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(l) R&M has provided to T-3: (i) complete and accurate copies of all Tax opinions, audit reports, letter rulings, technical advice memoranda, and similar items obtained or received since January 1, 2006 relating to Taxes; and (ii) a description of each Tax item related to a tax position of R&M that has been reflected in the consolidated statements of R&M pursuant to FASB Interpretation 48, Accounting for Uncertainty in Income Taxes for any period after January 1, 2006.

Section 4.10  Benefits Matters; ERISA Compliance.  (a) R&M has delivered or made available to T-3 true and complete copies of: (i) all material R&M Benefit Plans existing as of the date of this Agreement or, in the case of any unwritten material R&M Benefit Plan existing as of the date of this Agreement, a written description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material R&M Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material R&M Benefit Plan, and (iv) the most recent financial statements and actuarial or other valuation reports for each R&M Benefit Plan (if any). For purposes of this Agreement, “R&M Benefit Plans” means, collectively: (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“R&M Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical, dental, life insurance or other material compensation or benefit plans, arrangements, policies, Contracts, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by R&M, any R&M Subsidiary or any other Person that, together with R&M, is treated as a single employer under Section 414 of the Code (each, a “R&M Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of R&M or any R&M Subsidiary or with respect to which R&M or any R&M

Commonly Controlled Entity has any liability (contingent or otherwise), and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between R&M or any R&M Subsidiary and any current or former directors officer, employee, independent contractor or consultant of R&M or any R&M Subsidiary.

(b) All R&M Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS or a non-U.S. Governmental Entity (as applicable) to the effect that such R&M Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of R&M, has revocation been threatened, nor has any such R&M Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect: (i) no R&M Pension Plan, other than any R&M Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “R&M Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such R&M Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to T-3, (ii) none of the R&M Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such R&M Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such R&M Benefit Plan or trust or any other material liability to R&M or any R&M Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any R&M Benefit Plan during the last six years, and (v) none of R&M, any R&M Subsidiary or any R&M Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any R&M Multiemployer Pension Plan.

(d) With respect to each material R&M Benefit Plan that is an employee welfare benefit plan, such R&M Benefit Plan (including any R&M Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of R&M or the R&M Subsidiaries or terminated, in each case, without material liability to R&M and the R&M Subsidiaries on or at any time after the Effective Time.

(e) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, no R&M Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect: (i) each R&M Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such R&M Benefit Plan, and (ii) R&M and each of the R&M Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the R&M Benefit Plans.

(g) Except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, all contributions or other amounts payable by R&M or any R&M Subsidiary with respect to each R&M Benefit Plan have been paid or accrued in accordance with the terms of such R&M Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on R&M’s financial statements in accordance with GAAP, there are no material unfunded liabilities (contingent or otherwise), solvency deficiencies or wind-up liabilities, where applicable, with respect to any R&M Benefit Plan.

(h) As of the date of this Agreement, except for exceptions that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, there are no pending or, to the Knowledge of R&M, threatened claims, suits or proceedings by or on behalf of any participant in any of the R&M Benefit Plans, or otherwise involving any such R&M Benefit Plan or the assets of any R&M Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i) None of the execution and delivery of this Agreement, the obtaining of the R&M Shareholder Approval or the consummation of the Merger or the Second Merger (if required pursuant to Section 1.05) or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will: (i) entitle any current or former director, officer, employee, independent contractor or consultant of R&M or any of the R&M Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any R&M Benefit Plan or (iii) result in any breach or violation of, default under or limit R&M’s right to amend, modify or terminate any R&M Benefit Plan. No director, officer, employee or independent contractor of R&M or any R&M Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including without limitation the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

Section 4.11  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of R&M, threatened against R&M or any R&M Subsidiary that, individually or in the aggregate, would reasonably be expected to have a R&M Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of R&M, any investigation by any Governmental Entity involving R&M or any R&M Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a R&M Material Adverse Effect.

Section 4.12  Compliance with Applicable Laws.   Except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, R&M and the R&M Subsidiaries are in compliance with all applicable Laws and R&M Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of R&M, except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that R&M or a R&M Subsidiary is not in compliance with any applicable Law or R&M Permit or which challenges or questions the validity of any rights of the holder of any R&M Permit. This Section 4.12 does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters.

Section 4.13  Environmental Matters.  Except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect:

(a) R&M, the R&M Subsidiaries and their respective operations are in compliance with all Environmental Laws, and neither R&M nor any R&M Subsidiary has received any written notice from a Governmental Entity alleging that R&M or any R&M Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit required under Environmental Law;

(b) R&M and the R&M Subsidiaries have obtained and are in compliance with all Permits required under Environmental Laws for their respective operations as currently conducted, all such Permits are valid and neither R&M nor any R&M Subsidiary has been advised in writing by any Governmental Entity of any proposed changes in the legal effectiveness or the terms and conditions of any such Permits;

(c) as of the date of this Agreement, there are no Environmental Claims pending or, to the Knowledge of R&M, threatened, against R&M or any of the R&M Subsidiaries;

(d) there have been no Releases of any Hazardous Material onsite or, to the Knowledge of R&M, offsite on real properties owned, operated or leased by R&M or any of the R&M Subsidiaries that would reasonably be expected to form the basis of any Environmental Claim against R&M or any of the R&M Subsidiaries;

(e) neither R&M nor any of the R&M Subsidiaries has retained or assumed, either contractually or, to the Knowledge of R&M, by operation of Law, any Known liabilities or obligations that would reasonably be expected to form the basis of any Environmental Claim against R&M or any of the R&M Subsidiaries; and

(f) there has been no exposure of any Person or property to Hazardous Materials in connection with R&M’s or any of the R&M Subsidiaries’ respective operations that would reasonably be expected to form the basis for a claim for damages or compensation.

The representations and warranties of R&M contained in this Section 4.13 are the only representations and warranties of R&M in this Agreement relating to Environmental Laws, Permits required under Environmental Laws, Environmental Claims or Hazardous Materials, includes Releases or threatened Releases of, or exposure to, Hazardous Materials.

Section 4.14  Contracts.  (a) As of the date of this Agreement, neither R&M nor any R&M Subsidiary is a party to any Contract required to be filed by R&M pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed R&M Contract”) that has not been so filed.

(b) Section 4.14 of the R&M Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and R&M has made available to T-3 true and complete copies, of: (i) each agreement, understanding or undertaking to which R&M or any of the R&M Subsidiaries is a party that restricts in any material respect the ability of R&M or any of the R&M Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which R&M or any of the R&M Subsidiaries has a borrowing capacity of more than $1,000,000 or outstanding Indebtedness of more than $1,000,000, other than any such agreement between or among R&M and the wholly owned R&M Subsidiaries, and (iii) each partnership, joint venture or similar agreement or understanding to which R&M or any of the R&M Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to R&M and the R&M Subsidiaries, taken as a whole. Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed R&M Contract is referred to herein as a “R&M Material Contract.”

(c) Except for matters which, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, (i) each R&M Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a R&M Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of R&M or one of the R&M Subsidiaries, as the case may be, and, to the Knowledge of R&M, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such R&M Material Contract is in full force and effect, and (iii) none of R&M or any of the R&M Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such R&M Material Contract and, to the Knowledge of R&M, no other party to any such R&M Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

Section 4.15  Properties.  (a) R&M and each R&M Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. All such properties and assets, other than properties and assets in which R&M or any of the R&M Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b) R&M and each of the R&M Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which R&M or any R&M Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect.

R&M and each R&M Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect.

Section 4.16  Intellectual Property.  R&M and the R&M Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of R&M, threatened that R&M or any of the R&M Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. To the Knowledge of R&M, no Person is infringing, misappropriating or otherwise violating the rights of R&M or any of the R&M Subsidiaries with respect to any Intellectual Property Right owned by R&M or any of the R&M Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, a R&M Material Adverse Effect.

Section 4.17  Labor Matters.  Section 4.17 of the R&M Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of R&M or any of the R&M Subsidiaries as of the date of this Agreement. Neither R&M nor any of the R&M Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of R&M or any of the R&M Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect: (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of R&M, threatened, against or affecting R&M or any R&M Subsidiary; (b) to the Knowledge of R&M, no union organizational campaign is in progress with respect to the employees of R&M or any R&M Subsidiary and no question concerning representation of such employees exists; (c) there are not any unfair labor practice charges or complaints against R&M or any R&M Subsidiary pending, or, to the Knowledge of R&M, threatened, before the National Labor Relations Board; (d) there are not any pending, or, to the Knowledge of R&M, threatened, union grievances against R&M or any R&M Subsidiary that reasonably could be expected to result in an adverse determination; (e) R&M and each R&M Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (f) neither R&M nor any R&M Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting R&M or any R&M Subsidiary and, to the Knowledge of R&M, no such investigation is in progress.

Section 4.18  Certain Business Practices.  Within the last three years, neither R&M nor any of its Subsidiaries, nor to R&M’s Knowledge, any directors, officers, agents, employees or Affiliates, when acting in such capacity on behalf of R&M or any such Subsidiary, has:

(a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(b) used any corporate funds for any unlawful payment to foreign or domestic government officials or employees;

(c) violated any provision of the U.S. Foreign Corrupt Practices Act;

(d) engaged in any material export transactions, or authorized any material transactions, that violate U.S. export control Law (including those specified in the Export Administration Regulations and the International Traffic in Arms Regulations) or any other material import or export Law;

(e) engaged in, or agreed to engage in, any conduct that would be prohibited by existing or then-applicable, material U.S. economic sanctions and embargoes, including, but not limited to, those covering Burma (Myanmar), Cuba, Iran, North Korea, Sudan, Syria, or Zimbabwe, or engaged in or agreed to engage in transactions with any Person covered by the list of Specially Designated Nationals that is maintained by the United States; or

(f) made any false or fraudulent claim for payment to the United States government.

R&M has received all material export authorizations applicable to U.S.-sourced goods or goods made with U.S.-origin technology where covered by U.S. export control Law. R&M has established reasonable internal controls and procedures intended to ensure compliance with the U.S. Foreign Corrupt Practices Act.

Section 4.19  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than UBS Securities LLC (the “R&M Financial Advisor”), the fees and expenses of which will be paid by R&M, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of R&M.

Section 4.20  Opinion of Financial Advisor.  R&M has received an opinion from the R&M Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to R&M from a financial point of view.

Section 4.21  Merger Sub and Merger Sub II.  R&M is the sole stockholder of Merger Sub and Merger Sub II. Since its date of incorporation, neither Merger Sub nor Merger Sub II has carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.22  Sufficient Funds.  R&M shall have, as of the Effective Time, sufficient funds on hand with which to pay the aggregate Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 4.23  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, T-3 acknowledges that none of R&M, the R&M Subsidiaries or any other Person on behalf of R&M makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01  Conduct of Business.  (a) Conduct of Business by T-3.  Except for matters set forth in the T-3 Disclosure Letter, as required by any judgment, order, decree or Law of any Governmental Entity, as expressly permitted or expressly contemplated by this Agreement or with the prior written consent of R&M (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, T-3 shall, and shall cause each T-3 Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and preserve its relationship with key customers, suppliers and other Persons having business relationships with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in the T-3 Disclosure Letter, as required by any judgment, order, decree or Law of any Governmental Entity, as expressly permitted or expressly contemplated by this Agreement or with the prior written consent of R&M (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, T-3 shall not, and shall not permit any T-3 Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions by a direct or indirect T-3 Subsidiary to T-3, a direct or indirect T-3 Subsidiary or any minority equityholder in a direct or indirect T-3 Subsidiary

(provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to T-3 or a direct or indirect T-3 Subsidiary, as the case may be), (B) other than with respect to any wholly owned T-3 Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, T-3 or any T-3 Subsidiary or any securities of T-3 or any T-3 Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, T-3 or any T-3 Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the T-3 Stock Options and T-3 Restricted Shares, in each case, pursuant to their terms or any such transaction by T-3 or a wholly owned T-3 Subsidiary in respect of such capital stock, securities or interests in a wholly owned T-3 Subsidiary;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other then pursuant to a credit facility of T-3 existing on the date of this Agreement and disclosed in the T-3 Disclosure Letter): (A) any shares of capital stock of T-3 or any T-3 Subsidiary, other than the issuance of T-3 Common Stock upon the exercise of T-3 Stock Options and T-3 Warrants, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(a)(ii) and the issuance of shares of capital stock of a wholly owned T-3 Subsidiary to T-3 or another wholly owned T-3 Subsidiary, (B) any other equity interests or voting securities of T-3 or any T-3 Subsidiary, other than in the case of a T-3 Subsidiary, an issuance, delivery or sale to T-3 or any wholly owned T-3 Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, T-3 or any T-3 Subsidiary, other than in the case of a T-3 Subsidiary, an issuance, delivery or sale to T-3 or any wholly owned T-3 Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, T-3 or any T-3 Subsidiary, other than in the case of a T-3 Subsidiary, an issuance, delivery or sale to T-3 or any wholly owned T-3 Subsidiary, (E) any rights issued by T-3 or any T-3 Subsidiary that are linked in any way to the price of any class of T-3 Capital Stock or any shares of capital stock of any T-3 Subsidiary, the value of T-3, any T-3 Subsidiary or any part of T-3 or any T-3 Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of T-3 or any T-3 Subsidiary, other than in the case of a T-3 Subsidiary, an issuance, delivery or sale to T-3 or any wholly owned T-3 Subsidiary, or (F) any T-3 Voting Debt;

(iii) (A) amend the T-3 Certificate, (B) amend the T-3 Bylaws or (C) amend the charter or organizational documents of any T-3 Subsidiary in a manner which would be reasonably likely to have a T-3 Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by T-3 of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the Nasdaq Stock Market;

(iv) except as required to comply with applicable Law or to comply with any T-3 Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement: (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement or T-3 Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of T-3 or any T-3 Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of T-3 or any T-3 Subsidiary who are not officers, (C) pay any benefit or amount not required under any T-3 Benefit Plan as in effect on the date of this Agreement, (D) grant or pay any change in control, retention, severance or termination compensation or benefits; provided, however, that the compensation committee of the T-3 Board in its discretion may make grants or payments otherwise prohibited under this clause (D) in an aggregate amount not to exceed $1,000,000, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any T-3 Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any T-3 Pension Plan, except to the extent required by GAAP, or (G) change the manner in which contributions to any T-3 Pension Plan are made or the basis on which such contributions are determined; provided, however, that T-3 may take any actions otherwise prohibited by this Section 5.01(iv) in connection with the payment of bonuses and other incentive compensation to its employees (1) as part of its year-end compensation process following the completion of T-3’s 2010 fiscal year, based on actual results and in accordance with the bonus plan approved by the Compensation Committee of the T-3 Board and provided to R&M prior to the date of this Agreement or (2) that is otherwise consistent with Schedule 5.01(iv) of the T-3 Disclosure Letter;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) (A) make any material election with respect to Taxes or make any changes to any such election or existing election that has a material effect, or (B) settle or compromise any material Tax liability or refund;

(vii) file or amend any material Tax Return other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any material amount of Taxes due and payable;

(viii) directly or indirectly acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

(ix) sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than (A) pursuant to a credit facility of T-3 existing on the date of this Agreement and disclosed in the T-3 Disclosure Letter, (B) routine statutory liens securing liabilities not yet due and payable, (C) Liens securing, in the aggregate, up to $250,000 in principle amount of Indebtedness, and (D) replacement Liens in connection with refinancings permitted pursuant to Section 5.01(a)(x)) or otherwise dispose of any properties or assets or any interests therein (other than the sale of inventory in the ordinary course of business) that, individually or in the aggregate, have a fair market value in excess of $1,000,000;

(x) incur any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business, (B) Indebtedness in replacement of existing Indebtedness, (C) Indebtedness incurred under any credit facility of T-3 in existence on the date hereof, or (D) Indebtedness of a T-3 Subsidiary payable to T-3 or a wholly owned T-3 Subsidiary;

(xi) make any capital expenditures or acquisitions of material properties or assets which are, in the aggregate, greater than 100% of the aggregate amount of capital expenditures set forth in Section 5.01(a)(xi) of the T-3 Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events;

(xii) settle any material claim or material litigation, in each case made or pending against T-3 or any T-3 Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of T-3 included in the Filed T-3 SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved, and (C) Tax matters not prohibited by Section 5.01(a)(vi);

(xiii) make any loans or advances to any Person other than in the ordinary course of business or cancel any material Indebtedness owed to T-3 or a T-3 Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business; provided, however, that extensions of payment terms to customers consistent with past practices and advances to non-executive employees shall be deemed to be made in the ordinary course of business for purposes of this Section 5.01(a)(xiii);

(xiv) enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of T-3 or any of the T-3 Subsidiaries, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business, or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law;

(xv) enter into any transaction or take any action that could reasonably be expected to: (A) prevent or materially delay or impair the ability of T-3 to consummate the Merger and the other transactions contemplated hereby or (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xvi) authorize any of, or commit, resolve or agree to take any of the foregoing actions.

(b) Conduct of Business by R&M.  Except for matters set forth in the R&M Disclosure Letter or otherwise expressly permitted, as required by any judgment, order, decree, or Law of any Governmental Entity, as contemplated by this Agreement or with the prior written consent of T-3 (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, R&M shall, and shall cause each R&M Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and preserve its relationship with key customers, suppliers and other Persons having business relationships with it. In addition, and without limiting the generality of the foregoing, except for matters set forth in the R&M Disclosure Letter, as required by any judgment, order, decree or Law of any Governmental Entity, as expressly permitted or expressly contemplated by this Agreement or with the prior written consent of T-3 (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, R&M shall not, and shall not permit any R&M Subsidiary to, do any of the following:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by R&M in respect of R&M Common Shares not exceeding $0.0425 per R&M Common Share with (subject to Section 2.01(d)) usual declaration, record and payment dates and in accordance with R&M’s current dividend policy and (2) dividends and distributions by a direct or indirect R&M Subsidiary to R&M, a direct or indirect R&M Subsidiary or any minority equityholder in a direct or indirect R&M Subsidiary (provided that any such dividends or distributions paid to such minority equityholders are no greater on a pro rata basis than those paid to R&M or a direct or indirect R&M Subsidiary, as the case may be), (B) other than with respect to a wholly owned R&M Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, R&M or any R&M Subsidiary or any securities of R&M or any R&M Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, R&M or any R&M Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the R&M Stock Plans and R&M Stock-Based Awards or any such transaction by R&M or a wholly owned R&M Subsidiary in respect of such capital stock, securities or interests in a wholly owned R&M Subsidiary;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than pursuant to a credit facility of R&M existing on the date of this Agreement and disclosed in the R&M Disclosure Letter): (A) any shares of capital stock of R&M or any R&M Subsidiary (other than the issuance of R&M Common Shares upon the exercise of R&M Stock Options or vesting of R&M Restricted Stock Units or R&M Performance Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(b)(ii) or the issuance of shares of capital stock of a wholly owned R&M Subsidiary to R&M or to another wholly owned R&M Subsidiary), (B) any other equity interests or voting securities of R&M or any R&M Subsidiary, other than in the case of a R&M Subsidiary, an issuance, delivery or sale to R&M or any wholly owned R&M Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, R&M or any R&M Subsidiary, other than in the case of a R&M Subsidiary, an issuance, delivery or sale to R&M or any wholly owned R&M Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, R&M or any R&M Subsidiary, other than in the case of a R&M Subsidiary, an issuance, delivery or sale to R&M or any wholly owned R&M Subsidiary, (E) any rights issued by R&M or any R&M Subsidiary that are linked in any way to the price of any class of R&M Capital Shares or any shares of capital stock of any R&M Subsidiary, the value of R&M, any R&M Subsidiary or any part of R&M or any R&M Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of R&M or any R&M Subsidiary, other than in the case of a R&M Subsidiary, an issuance, delivery or sale to R&M or any wholly owned R&M Subsidiary, or (F) any R&M Voting Debt other than, in the case of each of clauses (A) through (F), for grants of R&M Stock Options and issuances of R&M Restricted Stock Units and R&M Performance Share Units under the R&M Benefit Plans as in effect on the date of this Agreement, in each case in the ordinary course of business consistent with past practice; provided that such restrictions will not lapse nor shall any vesting accelerate as a result of this Agreement or the transactions contemplated hereby; (I) to any officer or employee of R&M or any R&M Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, (III) to respond to offers of employment made to existing employees by third parties, and (IV) in connection with normal annual grants to any director, officer or employee of R&M or any R&M Subsidiary in accordance with Section 5.01(b)(ii) of the R&M Disclosure Letter;

(iii) (A) amend the R&M Articles; (B) amend the R&M Code; or (C) amend the charter or organizational documents of any R&M Subsidiary in a manner which would be reasonably likely to have a R&M Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by R&M of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv) except as required to comply with applicable Law or to comply with any R&M Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement and except as otherwise provided in Section 5.01(b)(iv) of the R&M Disclosure Letter: (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits to or with any named executive officer (as such term is defined in Item 402 of Regulation S-K) under any R&M Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director or named executive officer, (C) pay to any named executive officer any benefit or amount not required under any R&M Benefit Plan as in effect on the date of this Agreement, (D) grant or pay to any named executive officer any change in control, retention, severance or termination compensation or benefits, or (E) take any action to fund or in any other way secure the payment of compensation or benefits to any named executive officer under any R&M Benefit Plan;

(v) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi) (A) make any material election with respect to Taxes or make any changes to any such election or existing election that has a material effect, or (B) settle or compromise any material Tax liability or refund;

(vii) directly or indirectly acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereto other than acquisitions made in the ordinary course of business or other acquisitions to which the purchase price is not in excess of $60,000,000 in the aggregate and that are made following reasonable advance notice to T-3; provided, however, that notwithstanding the foregoing, neither R&M nor any R&M Subsidiary shall enter into any acquisition agreement or consummate any acquisition described above that could reasonably be expected to: (A) prevent or materially delay or impair the ability of R&M to consummate the Merger and the other transactions contemplated hereby or (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(viii) sell, lease (as lessor), license (as licensor), sell and leaseback or otherwise dispose of any properties or assets or any interests therein other than in the ordinary course of business or otherwise that do not, individually or in the aggregate, have a fair market value in excess of $100,000,000; provided, however, that notwithstanding the foregoing, R&M shall not, nor shall any R&M Subsidiary sell, lease (as lessor), license (as licensor), sell and leaseback or otherwise dispose of any properties or assets or any interests therein (A) within the fluid management business segment as such segment is described in R&M’s Annual Report on Form 10-K for the year ended August 31, 2009 and subsequent Filed R&M SEC Documents (other than sales, leases, licenses, sales and leasebacks and other dispositions of assets (1) disclosed in Section 5.01(b)(viii) of the R&M Disclosure Letter, or (2) that have a fair market value in excess of $1,000,000, individually, or $3,000,000 in the aggregate); or (B) that could reasonably be expected to: (1) prevent or materially delay or impair the ability of R&M to consummate the Merger and the other transactions contemplated hereby or (2) result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(ix) incur, create or assume any Indebtedness, except for (A) Indebtedness incurred in the ordinary course of business, (B) Indebtedness in replacement of existing Indebtedness, (C) Indebtedness incurred under any credit facility of R&M in existence on the date of the Agreement and disclosed in the R&M Disclosure Letter, (D) Indebtedness of a R&M Subsidiary payable to R&M or a wholly-owned R&M Subsidiary, and (E) other Indebtedness not exceeding $25,000,000 in the aggregate;

(x) make any capital expenditures which are, in the aggregate, greater than 100% of the aggregate amount of capital expenditures set forth in Section 5.01(b)(x) of the R&M Disclosure Letter, except for capital expenditures to repair damage resulting from insured casualty events;

(xi) enter into or amend any material Contract to the extent consummation of the Merger or compliance by R&M or any R&M Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any material Lien upon any of the material properties or assets of R&M or any R&M Subsidiary under, or require R&M, T-3 or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any material increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment, except where such action would not have or reasonably be expected to have, individually or in the aggregate with other actions contemplated by this Section 5.01(b)(xi), a R&M Material Adverse Effect;

(xii) settle any material claim or material litigation, in each case made or pending against R&M or any R&M Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of R&M included in the Filed R&M SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved, (C) Tax matters not prohibited by Section 5.01(b)(vi), and (D) the settlement of any disputes, claims or litigation where such settlement amounts do not, individually or in the aggregate, exceed $5,000,000;

(xiii) enter into any transaction or take any action that could reasonably be expected to: (A) prevent or materially delay or impair the ability of R&M to consummate the Merger and the other transactions contemplated hereby or (B) result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(xiv) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c) No Control of R&M’s Business.  Nothing contained in this Agreement is intended to give T-3, directly or indirectly, the right to control or direct the operations of R&M or any R&M Subsidiary prior to the Effective Time. Prior to the Effective Time, R&M shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the R&M Subsidiaries’ respective operations.

(d) No Control of T-3’s Business.   Nothing contained in this Agreement is intended to give R&M, directly or indirectly, the right to control or direct the operations of T-3 or any T-3 Subsidiary prior to the Effective Time. Prior to the Effective Time, T-3 shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the T-3 Subsidiaries’ respective operations.

(e) Advice of Changes.  R&M and T-3 shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person.

Section 5.02  No Solicitation by T-3; T-3 Board Recommendation.  (a) T-3 shall not, and shall cause the T-3 Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and the T-3 Subsidiaries’ Representatives not to: (i) directly or indirectly solicit, initiate or knowingly and intentionally encourage or facilitate any T-3 Acquisition Proposal or any inquiry or proposal that is reasonably expected to lead to a T-3 Acquisition Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with or provide any nonpublic information to any Person that has made any T-3 Acquisition Proposal or any inquiry or proposal that is reasonably expected to lead to a T-3 Acquisition Proposal. T-3 shall, and shall cause the T-3 Subsidiaries and shall direct and use its reasonable best efforts to cause its and the T-3 Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than R&M or any of its Affiliates or any of their respective Representatives) conducted heretofore with respect to any T-3 Acquisition Proposal, or any inquiry or proposal that is reasonably expected to lead to a T-3 Acquisition Proposal; request the prompt return or destruction of all confidential information previously furnished in connection therewith; and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the T-3 Stockholder Approval, in response to a written T-3 Acquisition Proposal that the T-3 Board determines in its good faith judgment (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior T-3 Acquisition Proposal, and which T-3 Acquisition Proposal was made after the date of this Agreement and did not otherwise result from any material breach (or any other breach that is knowing and intentional) of the non-solicitation provisions of this Section 5.02(a), T-3 may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.02(c): (A) furnish information and access with respect to T-3 and the T-3 Subsidiaries to the Person making such T-3 Acquisition Proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to R&M or is provided to R&M promptly after the time it is provided to such Person) pursuant to an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects not less restrictive of such Person than the Confidentiality Agreement and the terms of which, as they relate to confidentiality, shall not be waived, amended or modified by T-3, and (B) participate in discussions regarding the terms of such T-3 Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such T-3 Acquisition Proposal (and such Person’s Representatives and financing sources). Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.02(a) by any Representative of T-3 or any of its Subsidiaries shall constitute a breach of this Section 5.02(a) by T-3. For purposes of this Section 5.02 and for purposes of Section 5.03, a breach is “knowing and intentional” when the Person in question has actual knowledge that such Person’s actions breach the covenant in question.

(b) Except as set forth below, neither the T-3 Board nor any committee thereof shall: (i) (A) withdraw (or modify in any manner adverse to R&M), or propose publicly to withdraw (or modify in any manner adverse to R&M), the approval, recommendation or declaration of advisability by the T-3 Board or any such committee thereof with respect to this Agreement or the Merger, or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any T-3 Acquisition Proposal (any action in this clause (i) being referred to as a “T-3 Adverse Recommendation Change”), or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow T-3 or any of its Subsidiaries to execute or enter into, any Acquisition Agreement (other than a confidentiality agreement referred to in Section 5.02(a)) constituting or related to, or that is intended to or would reasonably be expected to lead to, any T-3 Acquisition Proposal, or requiring, or reasonably expected to cause, T-3 to abandon, terminate, delay or fail to consummate, the Merger, the Second Merger (if required pursuant to Section 1.05) or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the T-3 Stockholder Approval, the T-3 Board may make a T-3 Adverse Recommendation Change if T-3 has received a Superior T-3 Acquisition Proposal or the T-3 Board determines, in good faith, after consulting with outside legal counsel, that the failure to make a T-3 Adverse Recommendation Change would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that T-3 shall not be entitled to exercise its right to make a T-3 Adverse Recommendation Change until after the third Business Day following R&M’s receipt of written notice (a “T-3 Notice of Recommendation Change”) from T-3 advising R&M that the T-3 Board intends to take such action and specifying the reasons therefor (it being understood and agreed that any material amendment of such Superior T-3 Acquisition Proposal shall require a new T-3 Notice of Recommendation Change and a new three Business Day period). In determining whether to make a T-3 Adverse Recommendation Change, the T-3 Board shall take into account any changes to the terms of this Agreement proposed by R&M in response to a T-3 Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of T-3 set forth in paragraphs (a) and (b) of this Section 5.02, T-3 shall promptly (and, in any event, within two Business Days) advise R&M orally and confirm in writing: (i) the receipt of any indication (orally or in writing) that any Person is considering a T-3 Acquisition Proposal, and (ii) the receipt of any T-3 Acquisition Proposal describing: (A) the material terms and conditions of any such T-3 Acquisition Proposal (including any material changes thereto but T-3 shall not be required to disclose the identity of the Person making such T-3 Acquisition Proposal), and (B) if T-3 determines to submit a T-3 Notice of Recommendation Change or if T-3 determines to terminate this Agreement pursuant to Section 8.01(g), the identity of the Person making such T-3 Acquisition Proposal. T-3 shall: (x) keep R&M informed in all material respects of the status and details (including any change to the terms thereof) of any T-3 Acquisition Proposal, and (y) provide to R&M as soon as practicable after receipt or delivery thereof copies of all written correspondence, agreements and other written material (including, without limitation, copies of emails and other electronic text communications) exchanged between T-3 or any of its Affiliates and any Person that describes any of the terms or conditions of any T-3 Acquisition Proposal; provided, however, that T-3 may redact the identity of such Person unless required by clause (ii)(B) above. T-3 shall not, and shall cause its Representatives not to, enter into any confidentiality or other agreement with any Person which prohibits T-3 from providing information to R&M as required by this Section 5.02(c).

(d) Nothing contained in this Section 5.02 shall prohibit T-3 from: (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a T-3 Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, (iii) making any disclosure to the stockholders of T-3 if, in the good faith judgment of the T-3 Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law, or (iv) making any factually accurate public statement that describes T-3’s receipt of a T-3 Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that in no event shall T-3 or the T-3 Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e) R&M agrees that neither it nor any of its Affiliates, Subsidiaries or Representatives shall enter, or seek to enter, into any agreement, arrangement or understanding with a potential competing bidder for T-3 that has the purpose or effect of interfering with T-3’s ability to seek and obtain a Superior T-3 Acquisition Proposal from such party (including interfering with the ability of T-3 to hold discussions and negotiations with such third party in connection therewith) in compliance with the rights of T-3 under this Agreement.

Section 5.03  No Solicitation by R&M; R&M Board Recommendation.  (a) R&M shall not, and shall cause the R&M Subsidiaries not to, and shall direct and use its reasonable best efforts to cause its and the R&M Subsidiaries’ Representatives not to: (i) directly or indirectly solicit, initiate or knowingly and intentionally encourage or facilitate any R&M Acquisition Proposal or any inquiry or proposal that is reasonably expected to lead to a R&M Acquisition Proposal, or (ii) directly or indirectly participate in any discussions or negotiations with or provide any nonpublic information to any Person that has made any R&M Acquisition Proposal or any inquiry or proposal that is reasonably expected to lead to a R&M Acquisition Proposal. R&M shall, and shall cause the R&M Subsidiaries and shall direct and use its reasonable best efforts to cause its and the R&M Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any R&M Acquisition Proposal, or any inquiry or proposal that is reasonably expected to lead to a R&M Acquisition Proposal; request the prompt return or destruction of all confidential information previously furnished in connection therewith; and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Notwithstanding the foregoing, at any time prior to obtaining the R&M Shareholder Approval, in response to a written R&M Acquisition Proposal that the R&M Board determines in its good faith judgment (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior R&M Acquisition Proposal, and which R&M Acquisition Proposal was made after the date of this Agreement and did not otherwise result from any material breach (or any other breach that is knowing and intentional) of the non-solicitation provisions of this Section 5.03(a), R&M may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.03(c): (A) furnish information and access with respect to R&M and the R&M Subsidiaries to the Person making such R&M Acquisition Proposal (and its Representatives and financing sources) (provided that all such information has previously been provided to T-3 or is provided to T-3 promptly after the time it is provided to such Person) pursuant to an executed confidentiality agreement the material terms of which, as they relate to confidentiality, are in all material respects not less restrictive of such Person than the Confidentiality Agreement and the terms of which, as they relate to confidentiality, shall not be waived, amended or modified by R&M, and (B) participate in discussions regarding the terms of such R&M Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such R&M Acquisition Proposal (and such Person’s Representatives and financing sources). Without limiting the foregoing, any violation of the restrictions set forth in this Section 5.03(a) by any Representative of R&M or any of its Subsidiaries shall constitute a breach of this Section 5.03(a) by R&M.

(b) Except as set forth below, neither the R&M Board nor any committee thereof shall: (i) (A) withdraw (or modify in any manner adverse to T-3), or propose publicly to withdraw (or modify in any manner adverse to T-3), the R&M Board Recommendation, or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any R&M Acquisition Proposal (any action in this clause (i) being referred to as a “R&M Adverse Recommendation Change”), or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow R&M or any of its Subsidiaries to execute or enter into, any Acquisition Agreement (other than a confidentiality agreement referred to in Section 5.03(a)) constituting or related to, or that is intended to or would reasonably be expected to lead to, any R&M Acquisition Proposal, or requiring, or reasonably expected to cause, R&M to abandon, terminate, delay or fail to consummate, the Merger, the Second Merger (if required pursuant to Section 1.05) or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the R&M Shareholder Approval, the R&M Board may make a R&M Adverse Recommendation Change if R&M has received a Superior R&M Acquisition Proposal or the R&M Board determines, in good faith, after consulting with outside legal counsel, that the failure to make a R&M Adverse Recommendation Change would reasonably be likely to be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that R&M shall not be entitled to exercise its right to make a R&M Adverse Recommendation Change until after the third Business Day following T-3’s receipt of written notice (a “R&M Notice of Recommendation Change”) from R&M advising T-3 that the R&M Board intends to take such action and specifying the reasons therefor (it being understood and agreed that any material amendment of such Superior R&M Acquisition Proposal shall require a new R&M Notice of Recommendation Change and a new three Business Day period). In determining whether to make a R&M Adverse Recommendation Change, the R&M Board shall take into account any changes to the terms of this Agreement proposed by T-3 in response to a R&M Notice of Recommendation Change or otherwise.

(c) In addition to the obligations of R&M set forth in paragraphs (a) and (b) of this Section 5.03, R&M shall promptly (and, in any event, within two Business Days) advise T-3 orally and confirm in writing: (i) the receipt of any indication (orally or in writing) that any Person is considering a R&M Acquisition Proposal, and (ii) the receipt of any R&M Acquisition Proposal describing: (A) the material terms and conditions of any such R&M Acquisition Proposal (including any material changes thereto but R&M shall not be required to disclose the identity of the Person making such R&M Acquisition Proposal), and (B) if R&M determines to submit a R&M Notice of Recommendation Change or if R&M determines to terminate this Agreement pursuant to Section 8.01(h), the identity of the Person making such R&M Acquisition Proposal. R&M shall: (x) keep T-3 informed in all material respects of the status and details (including any change to the terms thereof) of any R&M Acquisition Proposal, and (y) provide to T-3 as soon as practicable after receipt or delivery thereof copies of all correspondence, agreements and other written material (including, without limitation, copies of emails and other electronic text communications) exchanged between R&M or any of its Affiliates and any Person that describes any of the terms or conditions of any R&M Acquisition Proposal; provided, however, that R&M may redact the identity of such Person unless required by clause (ii)(B) above. R&M shall not, and shall cause its Representatives not to, enter into any confidentiality or other agreement with any Person which prohibits R&M from providing information to T-3 as required by this Section 5.03(c).

(d) Nothing contained in this Section 5.03 shall prohibit R&M from: (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a R&M Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, (iii) making any disclosure to the stockholders of R&M if, in the good faith judgment of the R&M Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its fiduciary duties under applicable Law, or (iv) making any factually accurate public statement that describes R&M’s receipt of a R&M Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that in no event shall R&M or the R&M Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e) T-3 agrees that neither it nor any of its Affiliates, Subsidiaries or Representatives shall enter, or seek to enter, into any agreement, arrangement or understanding with a potential competing bidder for R&M that has the purpose or effect of interfering with R&M’s ability to seek and obtain a Superior R&M Acquisition Proposal from such party (including interfering with the ability of R&M to hold discussions and negotiations with such third party in connection therewith) in compliance with the rights of R&M under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Preparation of the Form S-4 and the Joint Proxy Statement; Meetings.  (a) As promptly as practicable following the date of this Agreement, R&M and T-3 shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of R&M and the stockholders of T-3 in connection with the R&M Shareholders Meeting and the T-3 Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), and R&M shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and R&M and T-3 shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of T-3 and R&M shall furnish all information required to be included in the Joint Proxy Statement concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. R&M shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of R&M Common Stock in the Merger and under the T-3 Stock Plan, and each of R&M and T-3 shall furnish all information concerning itself, its Affiliates and the holders of R&M Capital Stock (and rights to acquire R&M Capital Shares pursuant to the T-3 Stock Plan or the R&M Stock Plans, as applicable) as may be reasonably requested in connection therewith. Each of T-3 and R&M shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of T-3 and R&M shall use reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of T-3 and R&M: (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not unreasonably be withheld, conditioned or delayed. Each of T-3 and R&M shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and T-3 and R&M each shall use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. T-3 and R&M each also shall take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger, the Second Merger (if required pursuant to Section 1.05) and the issuance of the Stock Consideration.

(b) If, prior to the Effective Time, any event occurs with respect to R&M or any R&M Subsidiary, or any change occurs with respect to other information supplied by R&M for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, R&M promptly shall notify T-3 of such event, and R&M and T-3 shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to R&M’s shareholders and T-3’s stockholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If, prior to the Effective Time, any event occurs with respect to T-3 or any T-3 Subsidiary, or any change occurs with respect to other information supplied by T-3 for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy

Statement or the Form S-4, T-3 promptly shall notify R&M of such event, and T-3 and R&M shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to R&M’s shareholders and T-3’s stockholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) R&M shall, as soon as practicable following the date of this Agreement: (i) in accordance with the R&M Articles, the R&M Code and applicable Law, duly call, give notice of, convene and hold the R&M Shareholders Meeting for the sole purpose of seeking the R&M Shareholder Approval, (ii) in accordance with the R&M Articles, the R&M Code and applicable Law, cause the Joint Proxy Statement to be mailed to R&M’s shareholders and to hold the R&M Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act, and (iii) except as provided in Section 5.03(b), use its reasonable best efforts to solicit the R&M Shareholder Approval and to take all other action necessary or advisable to secure the R&M Shareholder Approval. Once the R&M Shareholders Meeting has been called and noticed, R&M shall not postpone or adjourn the R&M Shareholders Meeting without the consent of T-3, which shall not be unreasonably withheld, delayed or conditioned (other than (A) for the absence of a quorum, or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the R&M Board has determined in good faith, after consultation with R&M’s outside counsel and financial advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the R&M Shareholders prior to the R&M Shareholders Meeting; provided, that in the event that the R&M Shareholders Meeting is delayed to a date after the Outside Date as a result of either (A) or (B) above, then T-3 may extend the Outside Date to the fifth Business Day after such date). Except in the event of a R&M Adverse Recommendation Change permitted by Section 5.03(b), the Joint Proxy Statement shall: (x) state that the R&M Board has determined that entering into this Agreement is in the best interest of R&M and the R&M Shareholders, and (y) include the recommendation of the R&M Board that the Merger and the other transactions contemplated hereby, including the Share Issuance, be approved by the R&M Shareholders (such recommendation described in this clause (y), the “R&M Board Recommendation”). Except as expressly contemplated by the foregoing sentence, R&M’s obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to R&M of any R&M Acquisition Proposal or by the making of any R&M Adverse Recommendation Change by the R&M Board.

(e) T-3 shall, as soon as practicable following the date of this Agreement: (i) in accordance with the T-3 Certificate, the T-3 Bylaws and applicable Law, duly call, give notice of, convene and hold the T-3 Stockholders Meeting for the purpose of seeking the T-3 Stockholder Approval, (ii) in accordance with the T-3 Certificate, the T-3 Bylaws and applicable Law, cause the Joint Proxy Statement to be mailed to T-3’s stockholders and to hold the T-3 Stockholders Meeting as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (iii) except as provided in Section 5.02(b), use its reasonable best efforts to solicit the T-3 Stockholder Approval and to take all other action necessary or advisable to secure the T-3 Stockholder Approval. Once the T-3 Stockholders Meeting has been called and noticed, T-3 shall not postpone or adjourn the T-3 Stockholders Meeting without the consent of R&M, which shall not be unreasonably withheld, delayed or conditioned (other than (A) for the absence of a quorum, or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the T-3 Board has determined in good faith, after consultation with T-3’s outside counsel and financial advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the T-3 Stockholders prior to the T-3 Stockholders Meeting; provided, that in the event that the T-3 Stockholders Meeting is delayed to a date after the Outside Date as a result of either (A) or (B) above, then R&M may extend the Outside Date to the third Business Day after such date). Except in the event of a T-3 Adverse Recommendation Change permitted by Section 5.02(b), the Joint Proxy Statement shall: (x) state that the T-3 Board has determined that entering into this Agreement is in the best interests of T-3 and the T-3 Stockholders, (y) that the Merger is advisable, and (z) include the recommendation of the T-3 Board that the Merger be approved by the T-3 Stockholders. Except as expressly contemplated by the foregoing sentence, T-3’s obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to T-3 of any T-3 Acquisition Proposal or by the making of any T-3 Adverse Recommendation Change by the T-3 Board.

(f) R&M and T-3 each shall use their respective reasonable best efforts to hold the R&M Shareholders Meeting and T-3 Stockholders Meeting on the same day at the same time.

Section 6.02  Access to Information; Confidentiality.   Subject to applicable Law, each of R&M and T-3 shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of R&M and T-3 shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party: (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege). If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated December 21, 2009 between R&M and T-3, as amended on October 1, 2010 (the “Confidentiality Agreement”).

Section 6.03  Required Actions.  (a) Subject to the terms of this Agreement, including Section 6.03(c), R&M and T-3 each shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things reasonable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by R&M or T-3 or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Merger and the Second Merger (if required pursuant to Section 1.05) required under any applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. R&M and T-3 shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. R&M and T-3 shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b) In connection with and without limiting Section 6.03(a), T-3 and the T-3 Board and R&M and the R&M Board shall: (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger, the Second Merger (if required pursuant to Section 1.05) and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) Upon the terms and subject to the terms and conditions of this Agreement, R&M and T-3 shall, and shall cause each of their respective Subsidiaries to, cooperate and use reasonable best efforts to obtain any Consents of any Governmental Entity, and to make any registrations, declarations, notices or filings, if any, necessary for Closing under the HSR Act, and any other Federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively “Antitrust Laws”), to respond promptly to any requests of any Governmental Entity for information under any Antitrust Law, to secure the expiration or termination of any applicable waiting period, to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Entity and to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, responses, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Such cooperation shall include, but not be limited to, the parties: (i) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, whether or not initiated by a party, an opportunity for the other party to participate; (ii) providing, in the case of written communications, an opportunity for the other party to comment on any such communication (including the incorporation of such reasonable comments) and provide the other with a final copy of all such communications (except for documents or information that reveal any party’s negotiating objectives or strategies), which shall, where applicable, be provided under a joint defense agreement. Nothing in this Section 6.03 shall require R&M or any R&M Subsidiary to make a Divestiture, other than any Divestiture or Divestitures that may be conditioned upon the consummation of the Merger and involve assets of R&M, T-3 or any of their respective Subsidiaries that accounted, in the aggregate, for less than $5,000,000 of consolidated revenues (to R&M or T-3 as the case may be) during the four most recently completed fiscal quarters of R&M or T-3, as applicable, preceding the date of this Agreement.

Section 6.04  Stock Awards.  (a) As soon as practicable following the date of this Agreement, the T-3 Board (or, if appropriate, any committee administering the T-3 Stock Plan) shall adopt such resolutions or take such other actions (including obtaining any required Consents) as may be required so that:

(i) the terms of each outstanding T-3 Stock Option shall be adjusted to provide that each such T-3 Stock Option, whether vested or unvested, outstanding immediately prior to the Effective Time shall be deemed to be fully vested on the day immediately preceding the Effective Time in accordance with the T-3 Stock Plan and, at the Effective Time, shall be converted into, and shall constitute, a fully vested and exercisable option to acquire, on the same terms and conditions as were applicable to such T-3 Stock Option immediately prior to the Effective Time, the number of R&M Common Shares (rounded up to the nearest whole share) determined by multiplying the number of shares of T-3 Common Stock subject to such T-3 Stock Option by the Option Exchange Ratio, at an exercise price per R&M Common Share, rounded up to the nearest whole cent, equal to: (A) the per share exercise price for the shares of T-3 Common Stock otherwise purchasable pursuant to such T-3 Stock Option divided by (B) the Option Exchange Ratio (each, as so adjusted, an “Adjusted Option”); and

(ii) the terms of all outstanding T-3 Restricted Shares shall be adjusted to provide that all of the restrictions and conditions applicable to each T-3 Restricted Share outstanding immediately prior to the Effective Time that has not otherwise become fully vested as unrestricted T-3 Common Stock prior to the Effective Time shall be deemed satisfied, and the Restricted Period (as defined in the T-3 Stock Plan) with respect thereto shall be deemed to have expired, and thus such outstanding T-3 Restricted Shares shall become free of all restrictions and fully vested and shall become unrestricted T-3 Common Stock on the day immediately preceding the Effective Time in accordance with the T-3 Stock Plan.

(b) All adjustments to T-3 Stock Options pursuant to this Section 6.04 shall be in accordance with the requirements under Section 409A of the Code and the regulations thereunder, if applicable.

(c) At the Effective Time, R&M shall assume all of the obligations of T-3 under: (i) the T-3 Stock Plan with respect to the Adjusted Options outstanding as of the Effective Date, and (ii) all agreements entered into under the T-3 Stock Plan evidencing the grant of the Adjusted Options outstanding as of the Effective Time. As soon as practicable after the Effective Time, R&M shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the T-3 Stock Plan, and the agreements evidencing the grants of such Adjusted Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger) with respect to the Adjusted Options. After the Effective Time, R&M shall comply with the terms of the T-3 Stock Plan with respect to the Adjusted Options.

(d) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(e) R&M shall take all corporate action necessary to reserve for issuance a sufficient number of R&M Common Shares for delivery in connection with the exercise of the Adjusted Options. As soon as practicable after the Effective Time (but in no event later than the day following the Effective Time), R&M shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of R&M Common Shares equal to the number of R&M Common Shares subject to the Adjusted Options. R&M shall use reasonable best efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Adjusted Options remain outstanding. T-3 shall cooperate with, and assist R&M in the preparation of, such registration statement.

Section 6.05  T-3 Warrants.  As soon as practicable following the date of this Agreement, the T-3 Board shall adopt such resolutions or take such other actions as may be required so that effective as of the Effective Time each outstanding T-3 Warrant is converted into, and shall constitute, solely the right to receive, upon payment of the Exercise Price (as defined in such T-3 Warrant) applicable to such T-3 Warrant immediately prior to the Effective Time and in accordance with the other terms and conditions applicable to such T-3 Warrant immediately prior to the Effective Time, in lieu of the number of shares of T-3 Common Stock which could be acquired upon exercise of such T-3 Warrant immediately prior to the Effective Time, the same Merger Consideration as would have been issuable and payable with respect to such shares of T-3 Common Stock pursuant to Section 2.01 if such shares of T-3 Common Stock had been outstanding immediately prior to the Effective Time (including any cash payable in lieu of fractional shares pursuant to Section 2.03(f) with respect thereto) (the “Warrant Consideration”). R&M shall cause the Surviving Entity to assume by written instrument, effective immediately prior to the Effective Time, the obligations of T-3 under Section 2 of the applicable T-3 Warrant, and R&M hereby assumes, effective as of the Effective Time, the obligation to deliver to the holder of each T-3 Warrant, upon payment of the Exercise Price in accordance with the terms and conditions of such T-3 Warrant, the Warrant Consideration that such holder of a T-3 Warrant is entitled to acquire under the terms of this Section 6.05.

Section 6.06  Indemnification, Exculpation and Insurance.  (a) Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from the Effective Time and until the six year anniversary of the Effective Time, R&M shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of T-3 or any of its Subsidiaries or who act as a fiduciary under any T-3 Benefit Plan (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including reasonable attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement (with the approval of the indemnifying party, which approval shall not be unreasonably withheld, delayed or conditioned), of or incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation to which such Indemnified Person is a party by reason of the fact that such Person is or was a director or officer of T-3 or any of its Subsidiaries, a fiduciary under any T-3 Benefit Plan or is or was serving at the request of T-3 or any of its Subsidiaries (as described in Section 6.06 of the T-3 Disclosure Letter) as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise existing prior to or at the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the fullest extent permitted under applicable Law (and R&M shall pay expenses incurred in connection therewith in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted under applicable Law, subject to delivery to R&M of an undertaking as hereinafter provided). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought or threatened to be brought against any Indemnified Persons (whether arising before or after the Effective Time): (i) the Indemnified Persons may retain T-3’s regularly engaged legal counsel or other counsel satisfactory to them, R&M shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received, and (ii) R&M shall use its reasonable best efforts to assist in the defense of any such matter (and the Indemnified Parties shall cooperate with R&M with respect thereto); provided that R&M shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.06, upon learning of any such claim, action, suit, proceeding or investigation, shall notify R&M (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 6.06 except to the extent such failure materially prejudices such party’s position with respect to such claims) and shall deliver to R&M an undertaking to repay any amounts advanced to it if it shall ultimately be determined that such Indemnified Person is not entitled to indemnification, but without any requirement for the posting of a bond or any other terms or conditions other than those expressly set forth herein; provided further, that R&M shall not be obligated pursuant to this Section 6.06(a) to pay the fees and disbursements of more than one counsel for all Indemnified Persons in any single action, unless, in the good faith judgment of any of the Indemnified Persons, there is or may be a conflict of interests between two or more of such Indemnified Persons, in which case there may be separate counsel for each similarly situated group. With respect to any determination of whether any Indemnified Person is entitled to indemnification by R&M under this Section 6.06, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel jointly selected by the Indemnified Person and R&M, and who has not otherwise performed material services for R&M or the Indemnified Person within the last three (3) years.

(b) R&M and the Surviving Entity shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Surviving Entity in any manner that would affect adversely the rights thereunder or under the T-3 Certificate or the T-3 Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by law. R&M shall, and shall cause the Surviving Entity to, fulfill and honor any indemnification, expense advancement or exculpation agreements between T-3 and any of its directors, officers or employees existing immediately prior to the Effective Time.

(c) R&M and the Surviving Entity shall, to the fullest extent permitted by law, indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), relating to the enforcement of such Indemnified Person’s rights under this Section 6.06 or under any charter, bylaw or contract if such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder, promptly following such determination.

(d) In the event that R&M or the Surviving Entity or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or Surviving Entity or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, R&M and the Surviving Entity shall cause proper provision to be made so that the successors and assigns of R&M or the Surviving Entity, as the case may be, assume the obligations set forth in this Section 6.06 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(e) At or prior to the Effective Time, R&M and the Surviving Entity shall cause to be put in place and R&M shall fully prepay immediately prior to the Effective Time, “tail” insurance policies with a claims of at least for six years following the Effective Time from an insurance carrier with the same or better credit rating as T-3’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope of not less than the existing coverage and have other terms at least as favorable to the insured persons as the directors’ and officers’ liability insurance coverage maintained by T-3 or the T-3 Subsidiaries as of the date of this Agreement, as disclosed in the T-3 Disclosure Letter. R&M shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(f) The provisions of this Section 6.06: (i) shall survive consummation of the Merger and the Second Merger (if required pursuant to Section 1.05), (ii) are intended to be for the benefit of, and will be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.06, and, his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of T-3 and the T-3 Subsidiaries.

Section 6.07  Fees and Expenses.  All fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

Section 6.08  Certain Tax Matters.  (a) None of R&M, Merger Sub, Merger Sub II or T-3 shall take, nor shall they permit any of their respective Subsidiaries, Affiliates, Representatives or any “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that would prevent the Merger and the Second Merger (if required pursuant to Section 1.05), taken together in the manner described in Revenue Ruling 2001-46 from qualifying as a reorganization described in Section 368(a) of the Code. Merger Sub and Merger Sub II shall not, in connection with the transactions provided for in this Agreement, elect or take action to be treated as an entity whose separate existence from R&M is disregarded for U.S. federal income Tax purposes, be merged with or into any entity whose separate existence from R&M is disregarded for U.S. federal income Tax purposes or transfer any portion of its assets to R&M or an entity that is treated as a disregarded entity for U.S. federal income Tax purposes. R&M shall not, in connection with the transactions provided for in this Agreement, take any action which would cause Merger Sub or Merger Sub II to be treated as an entity whose separate existence from R&M is disregarded for U.S. federal income Tax purposes. The parties shall not take any position inconsistent with the Intended Tax Treatment. For the avoidance of doubt: (i) in determining whether the Aggregate Stock Consideration Closing Value is 80% or more of the Aggregate Reorganization Consideration Closing Value for purposes of satisfying the requirements of Section 368(a)(2)(E) of the Code, the Stock Consideration shall be valued as of the close of the Business Day immediately preceding the Closing Date, and (ii) in determining whether the payment of Stock Consideration and other relevant amounts pursuant to this Agreement satisfy the continuity of interest requirement of Treasury Regulation Section 1.368-1(e), if the Second Merger is required by Section 1.05, the “signing date rule” of Treasury Regulation Section 1.368-1T(e)(2) (or such successor provision having the same effect) shall be applicable to the valuation of R&M Common Shares consistent with IRS Notice 2010-25 (provided that the availability of such “signing date rule” is not prevented by subsequent regulatory pronouncement or statutory provision), and the parties shall take any action required to satisfy such IRS Notice and shall not adopt any treatment inconsistent with such treatment.

(b) T-3, R&M, Merger Sub and Merger Sub II each shall use its commercially reasonable efforts to obtain the Tax opinions described in Sections 7.02(d) and 7.03(d), including by making representations and covenants requested by Tax counsel in order to render such Tax opinions. Each of T-3, R&M, Merger Sub and Merger Sub II shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions.

Section 6.09  Transaction Litigation.  T-3 shall give R&M the reasonable opportunity to participate in the defense or settlement of any stockholder litigation against T-3 or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of R&M, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.10  Public Announcements.  Except with respect to any T-3 Adverse Recommendation Change or any R&M Adverse Recommendation Change made in accordance with the terms of this Agreement,

R&M and T-3 shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. T-3 and R&M agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

Section 6.11  Stock Exchange Listing.  R&M shall use reasonable best efforts to cause the R&M Common Shares to be issued in the Merger and any R&M Common Shares issuable following the Effective Time in respect of rights under the T-3 Stock Plan to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 6.12  Employee Matters.  (a) From the Effective Time through August 31, 2011, the employees of T-3 and the T-3 Subsidiaries who remain in the employment of R&M and the R&M Subsidiaries (including T-3 and any T-3 Subsidiary) (the “Continuing Employees”) shall receive compensation and benefits (other than equity compensation) that is comparable in the aggregate to the compensation and benefits (other than equity compensation) provided to such employees of T-3 and the T-3 Subsidiaries immediately prior to the Effective Time.

(b) With respect to any employee benefit plan maintained by R&M or any of the R&M Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals under defined benefit plans) and vesting service recognized by T-3 and any T-3 Subsidiary immediately prior to the Effective Time shall be treated as service with R&M or the R&M Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) With respect to any welfare plan maintained by R&M or any R&M Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, R&M or such R&M Subsidiary shall: (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of T-3 and the T-3 Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d) R&M shall, and shall cause the R&M Subsidiaries to, honor, in accordance with its terms, each T-3 Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event).

(e) Nothing contained herein shall be construed as requiring, and T-3 shall take no action that would have the effect of requiring, R&M to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of R&M to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of R&M or T-3. Without limiting the scope of Section 9.07, nothing in this Section 6.12 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

Section 6.13  Obligations of Merger Sub and Merger Sub II.  R&M shall cause Merger Sub and Merger Sub II to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

Section 6.14  Reasonable Best Efforts.  Except to the extent that the parties’ obligations (and exceptions thereto) are specifically set forth elsewhere in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

Section 6.15  Investigation; No Other Representations or Warranties.  (a) Each of R&M, Merger Sub and Merger Sub II acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, T-3 and its Subsidiaries and their businesses and operations, and R&M, Merger Sub and Merger Sub II have requested such documents and information from T-3 as each such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each of R&M, Merger Sub and Merger Sub II acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from T-3 with respect to any matter such party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with such investigation, R&M, Merger Sub, Merger Sub II and their Representatives have received from T-3 or its Representatives certain other estimates, projections and other forecasts for T-3 and its Subsidiaries and certain estimates, plans and budget information. Each of Parent R&M, Merger Sub and Merger Sub II acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that R&M, Merger Sub and Merger Sub II are familiar with such uncertainties; that R&M, Merger Sub and Merger Sub II are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives; and that R&M, Merger Sub and Merger Sub II will not (and will cause all of their respective Subsidiaries or any other Person acting on their behalf to not) assert any claim or cause of action against T-3 or any of T-3’s Representatives with respect thereto, or hold any such Person liable with respect to such projections, forecasts, estimates, plans or budgets provided by R&M to T-3 or any of its Representatives in connection with the transactions contemplated by this Agreement, absent actual fraud.

(b) T-3 acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, R&M and its Subsidiaries and their businesses and operations, and T-3 has requested such documents and information from R&M as it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. T-3 acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from R&M with respect to any matter it considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with such investigation, T-3 and its Representatives have received from R&M or its Representatives certain other estimates, projections and other forecasts for R&M and its Subsidiaries and certain estimates, plans and budget information. T-3 acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that T-3 is familiar with such uncertainties; that T-3 is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives and that T-3 will not (and will cause all of its Subsidiaries or any other Person acting on their behalf to not) assert any claim or cause of action against R&M or any of R&M’s Representatives with respect thereto, or hold any such Person liable with respect to such projections, forecasts, estimates, plans or budgets provided by T-3 to R&M or any of its Representatives in connection with the transactions contemplated by this Agreement, absent actual fraud.

(c) Each of R&M, Merger Sub and Merger Sub II agrees that, except for the representations and warranties made by T-3 that are expressly set forth in Article III (as modified by the T-3 Disclosure Letter or as disclosed in the T-3 SEC Documents), neither T-3 nor any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, each of R&M, Merger Sub and Merger Sub II agrees that neither T-3, any holder of T-3’s securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to R&M, Merger Sub, Merger Sub II or any of their Representatives or Affiliates with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of T-3 or any of its

Subsidiaries or the future business, operations or affairs of T-3 or any of its Subsidiaries heretofore or hereafter delivered to or made available to R&M, Merger Sub, Merger Sub II or their respective Representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to R&M, Merger Sub, Merger Sub II or any of their Representatives or Affiliates, except to the extent and as expressly covered by a representation or warranty made by T-3 and contained in Article III.

(d) T-3 agrees that, except for the representations and warranties made by R&M, Merger Sub and Merger Sub II that are expressly set forth in Article IV (as modified by the R&M Disclosure Letter or as disclosed in the R&M SEC Documents), none of R&M, Merger Sub, Merger Sub II or any other Person has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, T-3 agrees that none of R&M, Merger Sub, Merger Sub II, any holder of R&M’s securities nor any of their respective Affiliates or Representatives, makes or has made any representation or warranty to T-3 or any of its Representatives or Affiliates with respect to:

(i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of R&M or any of its Subsidiaries or the future business, operations or affairs of R&M or any of its Subsidiaries heretofore or hereafter delivered to or made available to T-3 or its Representatives or Affiliates; or

(ii) any other information, statement or documents heretofore or hereafter delivered to or made available to T-3 or its Representatives or Affiliates, except to the extent and as expressly covered by a representation or warranty made by R&M, Merger Sub and Merger Sub II and contained in Article IV.

Section 6.16  Section 16(b) Matters.  Prior to the Effective Time, R&M, Merger Sub, Merger Sub II and T-3 shall take all such steps, if any, as may be required to cause any dispositions of equity securities of T-3 (including derivative securities) or acquisitions of equity securities of R&M (including derivative securities) in the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to T-3 to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder and Stockholder Approvals.  The R&M Shareholder Approval and the T-3 Stockholder Approval shall have been obtained.

(b) Listing.  The R&M Common Shares issuable as Stock Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c) Approvals.  The waiting periods and approvals applicable to the consummation of the Merger pursuant to the Antitrust Laws described in Section 7.01(c) of the T-3 Disclosure Letter shall have expired, been terminated or been obtained, as applicable. All other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity, including under any Antitrust Laws other than as set forth in Section 7.01(c) of the T-3 Disclosure Letter, shall have been obtained, and any applicable waiting period shall have expired or been terminated, except where the failure to comply would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (on the combined company following consummation of the Merger).

(d) No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect that prevents the consummation of the Merger or the Second Merger (if required pursuant to Section 1.05);

provided, however, that a party seeking to rely on this condition to not complete the Closing shall have complied with its obligations under Section 6.03 and 6.14 in all material respects.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.02  Conditions to Obligations of T-3.  The obligation of T-3 to consummate the Merger is further subject to the satisfaction or waiver (by T-3) at or prior to the Closing of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of R&M, Merger Sub and Merger Sub II contained in this Agreement (except for the representations and warranties contained in Section 4.03) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “R&M Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a R&M Material Adverse Effect, and (ii) the representations and warranties of R&M, Merger Sub and Merger Sub II contained in Section 4.03 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). T-3 shall have received a certificate signed on behalf of each of R&M, Merger Sub and Merger Sub II by an executive officer of each of R&M, Merger Sub, and Merger Sub II, respectively, to such effect.

(b) Performance of Obligations of R&M, Merger Sub and Merger Sub II.  R&M, Merger Sub and Merger Sub II shall have performed, in all material respects, all material covenants and obligations contained in this Agreement required to be performed by them under this Agreement at or prior to the Closing Date, and T-3 shall have received a certificate signed on behalf of each of R&M, Merger Sub and Merger Sub II by an executive officer of each of R&M, Merger Sub and Merger Sub II respectively, dated the Closing Date, certifying to such effect.

(c) Absence of R&M Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or is reasonably expected to have a R&M Material Adverse Effect.

(d) Tax Opinion.  T-3 shall have received the opinion of Vinson & Elkins, or such other nationally recognized Tax counsel reasonably satisfactory to T-3 as of the Closing Date, to the effect that either (i) the Merger will qualify as a reorganization described in Section 368(a)(2)(E) of the Code or (ii) the Merger and the Second Merger, taken together, qualify as a reorganization described in Section 368(a)(2)(D) of the Code. In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of T-3, R&M, Merger Sub and Merger Sub II.

Section 7.03  Conditions to Obligation of R&M.  The obligation of R&M, Merger Sub and Merger Sub II to consummate the satisfaction or waiver (by R&M) at or prior to the Closing is further subject to the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of T-3 contained in this Agreement (except for the representations and warranties contained in Section 3.03) shall be true and correct at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “T-3 Material Adverse Effect” set forth therein), individually or in the aggregate, would not reasonably be expected to have a T-3 Material Adverse Effect, and (ii) the representations and warranties of T-3 contained in Section 3.03 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). R&M shall have received a certificate signed on behalf of T-3 by an executive officer of T-3 to such effect.

(b) Performance of Obligations of T-3.  T-3 shall have performed, in all material respects, all material covenants and obligations contained in this Agreement required to be performed by it under this Agreement at or prior to the Closing Date, and R&M shall have received a certificate signed on behalf of T-3 by an executive officer of T-3 dated the Closing Date, certifying to such effect.

(c) Absence of T-3 Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or is reasonably expected to have a T-3 Material Adverse Effect.

(d) Tax Opinion.  R&M shall have received the opinion of Thompson Hine LLP, or such other nationally recognized Tax counsel reasonably satisfactory to R&M, as of the Closing Date, to the effect that either (i) the Merger will qualify as a reorganization described in Section 368(a)(2)(E) of the Code or (ii) the Merger and the Second Merger, taken together, qualify as a reorganization described in Section 368(a)(2)(D) of the Code. In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of T-3, R&M, Merger Sub and Merger Sub II.

(e) Appraisal Shares.  The number of Appraisal Shares for which demands for appraisal have not been withdrawn shall not exceed 10% of the outstanding shares of T-3 Common Stock.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the R&M Shareholder Approval or the T-3 Stockholder Approval:

(a) by mutual written consent of T-3 and R&M;

(b) by action of the T-3 Board or the R&M Board if:

(i) the Merger is not consummated on or before the Outside Date. The “Outside Date” shall mean May 15, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

(ii) the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations under Section 6.03 and 6.14 in all material respects;

(iii) the R&M Shareholder Approval is not obtained at the R&M Shareholders Meeting duly convened (unless such R&M Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv) the T-3 Stockholder Approval is not obtained at the T-3 Stockholders Meeting duly convened (unless such T-3 Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by T-3, if R&M, Merger Sub or Merger Sub II breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of R&M, Merger Sub or Merger Sub II contained herein fails to be true and correct, which breach or failure: (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being cured, R&M, Merger Sub or Merger Sub II, as the case may be, is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from T-3 (provided that T-3 is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of T-3 contained in this Agreement then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d) by R&M, if T-3 breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of T-3 contained herein fails to be true and correct, which breach or failure: (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and (ii) is not reasonably capable of being cured by the Outside Date or, if reasonably capable of being cured, T-3 is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from R&M (provided that R&M, Merger Sub or Merger Sub II is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of R&M, Merger Sub or Merger Sub II contained in this Agreement then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e) by R&M, prior to the T-3 Stockholders Meeting, if: (i) a T-3 Adverse Recommendation Change occurs, or (ii) the T-3 Board or a committee of the T-3 Board approves or recommends any T-3 Acquisition Proposal (whether or not such approval or recommendation is prohibited under Section 5.02), or (iii) if the T-3 Board fails, within 10 Business Days after any tender offer or exchange offer relating to the T-3 Common Stock by any Person (other than R&M) is first published, given or sent, to send the holders of the T-3 Common Stock a statement disclosing that the T-3 Board recommends rejection of such tender offer or exchange offer, or (iv) T-3, any T-3 Subsidiary or their respective Representatives commits a willful and material breach of any of its obligations under Section 5.02;

(f) by T-3, prior to the R&M Stockholders Meeting, if: (i) a R&M Adverse Recommendation Change occurs, or (ii) the R&M Board or a committee of the R&M Board approves or recommends any R&M Acquisition Proposal (whether or not such approval or recommendation is prohibited under Section 5.03), or (iii) if the R&M Board fails, within 10 Business Days after any tender offer or exchange offer relating to the R&M Common Shares by any Person (other than T-3) is first published, given or sent, to send the holders of the T-3 Common Shares a statement disclosing that the R&M Board recommends rejection of such tender offer or exchange offer, or (iv) R&M, any R&M Subsidiary or any of their respective Representatives commits a willful and material breach of any of its obligations under Section 5.03;

(g) by T-3 (acting through the T-3 Board), solely in response to a Superior T-3 Acquisition Proposal, if: (i) concurrently therewith T-3 enters into an Acquisition Agreement with respect to the Superior T-3 Acquisition Proposal, (ii) the Superior T-3 Acquisition Proposal has not been withdrawn and continues to be a Superior T-3 Acquisition Proposal, (iii) the T-3 Stockholder Approval has not been obtained, (iv) T-3 and its Representatives have complied in all material respects with its obligations under Section 5.02(c) with respect to such Superior T-3 Acquisition Proposal, and (v) T-3 pays all fees as required pursuant to Section 8.02(b); or

(h) by R&M (acting through the R&M Board), solely in response to a Superior R&M Acquisition Proposal, if: (i) concurrently therewith R&M enters into an Acquisition Agreement with respect to the Superior R&M Acquisition Proposal, (ii) the Superior R&M Acquisition Proposal has not been withdrawn and continues to be a Superior R&M Acquisition Proposal, (iii) the R&M Shareholder Approval has not been obtained, (iv) R&M and its Representatives have complied in all material respects with its obligations under Section 5.03(c) with respect to such Superior R&M Acquisition Proposal, and (v) R&M pays all fees as required pursuant to Section 8.02(c).

Section 8.02  Effect of Termination.  (a) In the event of termination of this Agreement by either R&M or T-3 as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of any party hereto except with respect to Section 3.22, Section 4.19, the last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination indefinitely; provided, however, that no such termination (or any provision of this Agreement) shall relieve any party from liability for any damages for fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement. For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under this Agreement.

(b) T-3 shall pay to R&M a fee of $12,000,000 (the “T-3 Termination Fee”) if:

(i) R&M terminates this Agreement pursuant to Section 8.01(e);

(ii) T-3 terminates this Agreement pursuant to Section 8.01(g); or

(iii) (A) prior to the T-3 Stockholders Meeting, a T-3 Acquisition Proposal has been made to T-3 and has become publicly known or has been made directly to the stockholders of T-3 generally by any Person, and in each case such T-3 Acquisition Proposal has not been publicly withdrawn prior to the T-3 Stockholder Meeting, (B) this Agreement is terminated pursuant to Section 8.01(b)(iv), and (C) within 12 months after such termination T-3 enters into a definitive Contract to consummate a T-3 Acquisition Proposal or a T-3 Acquisition Proposal is consummated. For purposes of this Section 8.02(b)(iii)(C) only, the term “T-3 Acquisition Proposal” shall have the meaning assigned to such term in Section 9.03, except that all references to “20%” therein shall be deemed to be references to “50%.”

Any T-3 Termination Fee due under this Section 8.02(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of consummation of such T-3 Acquisition Proposal.

(c) R&M shall pay to T-3 a fee of $24,000,000 (the “R&M Termination Fee”) if:

(i) T-3 terminates this Agreement pursuant to Section 8.01(f);

(ii) R&M terminates this Agreement pursuant to Section 8.01(h); or

(iii) (A) prior to the R&M Shareholders Meeting, a R&M Acquisition Proposal has been made to R&M and has become publicly known or has been made directly to the shareholders of R&M generally by any Person, and in each case such R&M Acquisition Proposal has not been publicly withdrawn prior to the R&M Shareholder Meeting, (B) this Agreement is terminated pursuant to Section 8.01(b)(iii), and (C) within 12 months after such termination R&M enters into a definitive Contract to consummate a R&M Acquisition Proposal or a R&M Acquisition Proposal is consummated. For purposes of this Section 8.02(c)(iii)(C) only, the term “R&M Acquisition Proposal” shall have the meaning assigned to such term in Section 9.03, except that all references to “20%” therein shall be deemed to be references to “50%.”

Any R&M Termination Fee due under this Section 8.02(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) above, on the date of the consummation of such R&M Acquisition Proposal.

(d) R&M and T-3 acknowledge and agree that the agreements contained in Sections 8.02(b) and 8.02(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither T-3 nor R&M would enter into this Agreement. Accordingly, if T-3 fails promptly to pay the amount due pursuant to Section 8.02(b) or R&M fails promptly to pay the amount due pursuant to Section 8.02(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the rate of 3-month LIBOR as of the date such payment was required to be made (as adjusted thereafter on a quarterly basis to the then current 3-month LIBOR) plus 3%.

Section 8.03  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the R&M Shareholder Approval or the T-3 Stockholder Approval; provided, however, that: (i) after receipt of the R&M Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of R&M without the further approval of such shareholders, (ii) after receipt of the T-3 Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of T-3 without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time, and (iv) except as provided above in this Section 8.03, no amendment of this Agreement shall require the approval of the shareholders of R&M or the stockholders of T-3. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.04  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement, or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by R&M shall require the approval of the shareholders of R&M unless such approval is required by Law, and no extension or waiver by T-3 shall require the approval of the stockholders of T-3 unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.05  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of T-3, R&M, Merger Sub or Merger Sub II, action by its Board of Directors, or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of R&M or the stockholders of T-3.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of a party which by its terms contemplates performance after the Effective Time.

Section 9.02  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to T-3, to:

T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Attention: Douglas E. McWilliams
                 Stephen M. Gill

if to R&M, Merger Sub or Merger Sub II, to:

Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio
Attention: President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Thompson Hine LLP
2000 Courthouse Plaza, N.E.
Dayton, Ohio 45402
Attention: Linn S. Harson

Section 9.03  Definitions.  For purposes of this Agreement:

“Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any T-3 Acquisition Proposal or R&M Acquisition Proposal, or requiring, or reasonably expected to cause, T-3 or R&M to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, T-3 or R&M to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a) or Section 5.03(a), respectively).

“Adjusted Option” shall have the meaning specified in Section 6.04(a)(i).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Aggregate Reorganization Consideration Closing Value” means the sum of: (i) the Aggregate Stock Consideration Closing Value, (ii) the aggregate amount of the Cash Consideration to be paid to holders of T-3 Common Stock, (iii) the aggregate amount of cash payable to holders of T-3 Warrants pursuant to Section 6.05, (iv) an amount equal to the product of: (A) the number of R&M Common Shares that can be issued to the holders of T-3 Warrants pursuant to Section 6.05, the number of R&M Common Shares to be issued to the former holders of T-3 Restricted Shares with respect to T-3 Restricted Shares that vest after the day this Agreement is executed, and the number of R&M Common Shares to be issued to the holders of T-3 Stock Options with respect to any such options that are exercised after the day that this Agreement is executed, and (B) the R&M Share Closing Price, (v) the amount of any cash and the fair market value of any property that is distributed, transferred or paid by T-3 to its stockholders (whether in a redemption transaction or as a dividend distribution) in connection with the Merger, and (vi) the amount of cash and the fair market value of property used by R&M or its Affiliates to purchase T-3 Common Stock other than in connection with the Merger.

“Aggregate Stock Consideration Closing Value” means the product of: (i) the number of R&M Common Shares that would be issued in the Merger as Merger Consideration if there were no reduction for cash to be paid in lieu of fractional R&M Shares pursuant to Section 2.03(f) (other than the number of R&M Common Shares to be issued to the holders of the T-3 Warrants pursuant to Section 6.05, the number of R&M Common Shares to be issued to the former holders of T-3 Restricted Shares with respect to T-3 Restricted Shares that vest after the day this Agreement is executed, and the number of R&M Common Shares to be issued to the former holders of T-3 Stock Options with respect to any such options that are exercised after the day that this Agreement is executed), and (ii) the R&M Share Closing Price.

“Agreement” shall have the meaning specified in the Preamble.

“Antitrust Laws” shall have the meaning specified in Section 6.03(c).

“Appraisal Shares” shall have the meaning specified in Section 2.02.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or the State of Delaware.

“Cash Consideration” shall have the meaning specified in Section 2.01(c).

“Certificate” shall have the meaning specified in Section 2.01(c).

“Certificate of Merger” shall have the meaning specified in Section 1.03.

“Closing” shall have the meaning specified in Section 1.02.

“Closing Date” shall have the meaning specified in Section 1.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning specified in Section 6.02.

“Consent” means any consent, approval, clearance, waiver, waiting period expiration, Permit or order.

“Continuing Employees” shall have the meaning specified in Section 6.12(a).

“Contract” shall mean any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument.

“Delaware Secretary of State” shall have the meaning specified in Section 1.03.

“DGCL” shall have the meaning specified in Section 1.01.

A “Divestiture” of any asset means (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships or contractual rights.

“Effective Time” shall have the meaning specified in Section 1.03.

“Environmental Claim” means any administrative, regulatory or judicial proceedings, suits, orders, liens or investigations, or any written demands, directives, claims or notices of noncompliance or violation by or from any Person alleging liability arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Laws or Judgments of any Governmental Entity that are in effect as of the date of this Agreement relating to pollution or protection of natural resources, human health (to the extent relating to exposure to Hazardous Materials) or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) including such Laws and Judgments relating to the Release or threatened Release of, or exposure to, Hazardous Materials and the generation, manufacture, distribution, use, processing, treatment, storage, transport, disposal or arrangement for transport or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning specified in Section 2.03(a).

“Exchange Fund” shall have the meaning specified in Section 2.03(a).

“Filed R&M Contract” shall have the meaning specified in Section 4.14(a).

“Filed T-3 Contract” shall have the meaning specified in Section 3.14(a).

“Filed T-3 SEC Documents” means T-3 SEC Documents filed and publicly available prior to the date of this Agreement.

“Form S-4” means the registration statement on Form S-4 in connection with the issuance by R&M of the Stock Consideration, in which the Joint Proxy Statement shall be included as a prospectus.

“GAAP” means generally accepted accounting principles as in effect in the United States.

“Governmental Entity” means any foreign or domestic federal, state, regional or local government or any court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority or instrumentality.

“Grant Date” means the date on which the grant of a stock option is, by its terms, to be effective.

“Hazardous Materials” means any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (i) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (ii) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof Released into the environment; and (iii) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Indemnified Liabilities” shall have the meaning specified in Section 6.06(a).

“Indemnified Person” shall have the meaning specified in Section 6.06(a).

“Intellectual Property Rights” means patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and any such rights in computer programs.

“Intended Tax Treatment” shall have the meaning specified in the Recitals.

“Intermediate Surviving Entity” shall have the meaning specified in Section 1.01.

“IRS” means the U.S. Internal Revenue Service.

“Joint Proxy Statement” shall have the meaning specified in Section 6.01(a).

“Judgment” means a judgment, settlement, writ, order or decree of any court or other Governmental Entity.

“Knowledge” of: (i) T-3 means, with respect to any matter in question, the knowledge of any of the following Persons: Steven W. Krablin, James M. Mitchell, Keith A. Klopfenstein and Jason Clark, and (ii) R&M, Merger Sub or Merger Sub II means, with respect to any matter in question, the knowledge of any of the following Persons: Peter C. Wallace, Christopher M. Hix, Saeid Rahimian and Kevin J. Brown. A fact is “Known” to a Person if that Person has Knowledge of the fact.

“Law” means any applicable statute, law (including common law), ordinance, rule or regulation.

“Legal Restraints” shall have the meaning specified in Section 7.01(d).

“Letter of Transmittal” shall have the meaning specified in Section 2.03(b).

“Lien” means any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever

“Material Adverse Effect” with respect to any Person means any event or development that materially and adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that is attributable to, results from or arises in connection with (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (ii) announcement of this Agreement or consummation of the transactions contemplated hereby (including any loss of customers or revenues in connection therewith), (iii) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (iv) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, or (v) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (i) through (iv) of this definition)).

“Merger” shall have the meaning specified in Section 1.01.

“Merger Consideration” shall have the meaning specified in Section 2.01(c).

“Merger Sub” shall have the meaning specified in the Preamble.

“Merger Sub II” shall have the meaning specified in the Preamble.

“Merger Sub Common Stock” shall have the meaning specified in Section 2.01(a).

“NYSE” shall have the meaning specified in Section 2.03(f).

“OGCL” shall have the meaning specified in Section 4.03(b).

“Option Exchange Ratio” means 1.192 R&M Common Shares for each share of T-3 Common Stock.

“Outside Date” shall have the meaning specified in Section 8.01(b).

“Permit” means any applicable franchise, license, permit, registration, authorization, variance, waiver, exemption or approval obtained from or issued by any Governmental Entity.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“R&M” shall have the meaning specified in the Preamble.

“R&M Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving R&M, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a R&M Subsidiary or otherwise) of any business or assets of R&M or the R&M Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of R&M and the R&M Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of R&M, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the R&M Common Shares or (v) any combination of the foregoing (in each case, other than the Merger).

“R&M Adverse Recommendation Change” shall have the meaning specified in Section 5.03(b).

“R&M Articles” shall have the meaning specified in Section 4.01.

“R&M Benefit Plans” shall have the meaning specified in Section 4.10(a).

“R&M Board” shall have the meaning specified in the Recitals.

“R&M Board Recommendation” shall have the meaning specified in Section 6.01(d).

“R&M Capital Shares” shall have the meaning specified in Section 4.03(a).

“R&M Code” shall have the meaning specified in Section 4.01.

“R&M Common Shares” means the common shares, without par value, of R&M.

“R&M Commonly Controlled Entity” shall have the meaning specified in Section 4.10(a).

“R&M Disclosure Letter” shall have the meaning specified in Article IV.

“R&M Financial Advisor” shall have the meaning specified in Section 4.19.

“R&M Material Adverse Effect” means a Material Adverse Effect with respect to R&M.

“R&M Material Contract” shall have the meaning specified in Section 4.14(b).

“R&M Multiemployer Pension Plan” shall have the meaning specified in Section 4.10(c).

“R&M Notice of Recommendation Change” shall have the meaning specified in Section 5.03(b).

“R&M Pension Plans” shall have the meaning specified in Section 4.10(a).

“R&M Performance Share Unit” means any restricted stock unit that is subject to performance-based vesting and whose value is determined with reference to the value of shares of R&M Common Shares, and granted under any R&M Stock Plan.

“R&M Permits” shall have the meaning specified in Section 4.01.

“R&M Restricted Stock Unit” means any restricted stock unit payable in shares of R&M Common Shares or whose value is determined with reference to the value of shares of R&M Common Shares and granted under any R&M Stock Plan.

“R&M SEC Documents” shall have the meaning specified in Section 4.06(a).

“R&M Share Closing Price” means the closing price of a R&M Common Share as reported on the NYSE for the last trading session closing prior to the Closing Date, except as otherwise provided in Section 6.08.

“R&M Shareholder Approval” shall have the meaning specified in Section 4.04(a).

“R&M Shareholders Meeting” shall have the meaning specified in Section 4.04(a).

“R&M Stock-Based Awards” shall have the meaning specified in Section 4.03(a).

“R&M Stock Option” means any option to purchase R&M Common Shares granted under any R&M Stock Plan.

“R&M Stock Plans” means the R&M 2004 Stock Incentive Plan and the R&M 1999 Long-Term Stock Incentive Plan.

“R&M Subsidiaries” shall have the meaning specified in Section 4.01.

“R&M Termination Fee” shall have the meaning specified in Section 8.02(c).

“R&M Voting Debt” shall have the meaning specified in Section 4.03(b).

“Release” means any spilling, emitting, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means, collectively, a Person’s directors, officers, employees, investment bankers, accountants, attorneys or other advisors, agents or representatives.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” shall have the meaning specified in Section 1.05.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share Issuance” shall have the meaning specified in Section 4.04(a).

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Specified Parachute Payments” shall have the meaning specified in Section 3.10(j).

“Stock Consideration” shall have the meaning specified in Section 2.01(c).

A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior R&M Acquisition Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, all, or at least a majority of the R&M Common Shares or assets of R&M or any of the R&M Subsidiaries, that represent more than 50% of the consolidated revenues, net income or assets of R&M and the R&M Subsidiaries, taken as a whole, which the R&M Board determines in good faith (after consultation with outside counsel and its financial advisor) is (i) on terms more favorable from a financial point of view to the holders of R&M Common Shares than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by T-3 to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Superior T-3 Acquisition Proposal” means any bona fide written proposal or offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, all, or at least a majority of the T-3 Common Stock or assets of T-3 or any of the T-3 Subsidiaries, that represent more than 50% of the consolidated revenues, net income or assets of T-3 and the T-3 Subsidiaries, taken as a whole, which the T-3 Board determines in good faith (after consultation with outside counsel and its financial advisor) is: (i) more favorable from a financial point of view to the holders of T-3 Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by R&M to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

“Surviving Entity” shall mean, if the Second Merger occurs, Merger Sub II or, if the Second Merger is not required to occur under Section 1.05, T-3.

“Surviving Entity Bylaws” shall have the meaning specified in Section 1.06.

“Surviving Entity Certificate” shall have the meaning specified in Section 1.06.

“T-3” shall have the meaning specified in the Preamble.

“T-3 Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving T-3, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a T-3 Subsidiary or otherwise) of any business or assets of T-3 or the T-3 Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of T-3 and the T-3 Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of T-3, or (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the T-3 Common Stock (in each case, other than the Merger).

“T-3 Adverse Recommendation Change” shall have the meaning specified in Section 5.02(b).

“T-3 Benefit Plans” shall have the meaning specified in Section 3.10(a).

“T-3 Board” shall have the meaning specified in the Recitals.

“T-3 Bylaws” shall have the meaning specified in Section 3.01.

“T-3 Capital Stock” shall have the meaning specified in Section 3.03(a).

“T-3 Certificate” shall have the meaning specified in Section 3.01.

“T-3 Common Stock” shall have the meaning specified in Section 2.01(b).

“T-3 Commonly Controlled Entity” shall have the meaning specified in Section 3.10(a).

“T-3 Disclosure Letter” shall have the meaning specified in Article III.

“T-3 Financial Advisor” shall have the meaning specified in Section 3.22.

“T-3 Material Adverse Effect” means a Material Adverse Effect with respect to T-3.

“T-3 Material Contract” shall have the meaning specified in Section 3.14(b).

“T-3 Multiemployer Pension Plan” shall have the meaning specified in Section 3.10(c).

“T-3 Notice of Recommendation Change” shall have the meaning specified in Section 5.02(b).

“T-3 Pension Plans” shall have the meaning specified in Section 3.10(a).

“T-3 Permits” shall have the meaning specified in Section 3.01.

“T-3 Preferred Stock” shall have the meaning specified in Section 3.03(a).

“T-3 Restricted Share” means any award of T-3 Common Stock that is subject to restrictions based on performance or continuing service and granted under the T-3 Stock Plan.

“T-3 SEC Documents” shall have the meaning specified in Section 3.06(a).

“T-3 Stock-Based Awards” shall have the meaning specified in Section 3.03(a).

“T-3 Stock Option” means any option to purchase T-3 Common Stock granted under any T-3 Stock Plan.

“T-3 Stock Plan” means the T-3 2002 Stock Incentive Plan.

“T-3 Stockholder Approval” shall have the meaning specified in Section 3.04(a).

“T-3 Stockholders” means holders of the T-3 Common Stock.

“T-3 Stockholders Meeting” shall have the meaning specified in Section 3.04(a).

“T-3 Subsidiaries” shall have the meaning specified in Section 3.01.

“T-3 Termination Fee” shall have the meaning specified in Section 8.02(b).

“T-3 Voting Debt” shall have the meaning specified in Section 3.03(b).

“T-3 Warrants” means warrants to purchase an aggregate of 8,595 shares of T-3 Common Stock issued in 2001 at a price of $12.80 per share.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return, refund or declaration of estimated Tax relating to Taxes.

“Taxes” means: (i) all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) liability for Taxes of any other Person of a kind described in clause (i) imposed: (A) under Treas. Reg. §1.1502-6 (or any similar provision of state or local Tax Law) or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, or (B) under any Contract containing an express or implied obligation to indemnify any other Person.

“Voting Agreement” shall have the meaning specified in the Recitals.

“Warrant Consideration” shall have the meaning specified in Section 6.05.

“willful and material breach” shall have the meaning specified in Section 8.02(a).

Section 9.04  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

Section 9.05  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.06  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

Section 9.07  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the R&M Disclosure Letter and the T-3 Disclosure Letter and the Confidentiality Agreement: (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

Section 9.08  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE, EXCEPT FOR SUCH PROVISIONS WHERE OHIO LAW IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO.

Section 9.09  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any Federal court sitting in the State of Delaware.

Section 9.11  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER, THE SECOND MERGER (IF REQUIRED PURSUANT TO SECTION 1.05) OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereto: (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

IN WITNESS WHEREOF, T-3, R&M, Merger Sub and Merger Sub II have duly executed this Agreement, all as of the date first written above.

ROBBINS & MYERS, INC.

By:	/s/ PETER C. WALLACE
Name:     Peter C. Wallace

Title:	President and Chief Executive Officer

T-3 ENERGY SERVICES, INC.

By:	/s/ STEVEN W. KRABLIN
Name:     Steven W. Krablin

Title:	Chairman, President &
Chief Executive Officer

TRIPLE MERGER I, INC.

By:	/s/ PETER C. WALLACE
Name:     Peter C. Wallace

Title:	President and Chief Executive Officer

TRIPLE MERGER II, INC.

By:	/s/ PETER C. WALLACE
Name:     Peter C. Wallace

Title:	President and Chief Executive Officer

EXHIBIT A TO MERGER AGREEMENT

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
T-3 ENERGY SERVICES, INC.

ARTICLE I

NAME

The name of the corporation is T-3 Energy Services, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808 and the name of its registered agent at such address is the Corporation Service Company.

ARTICLE III

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE IV

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “DGCL”).

ARTICLE V

AUTHORIZED CAPITAL STOCK

The Corporation shall have the authority to issue an aggregate of 75,000,000 shares, consisting of 25,000,000 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”) and 50,000,000 shares of Common Stock, par value $.001 per share (“Common Stock”).

A. Issuance of Preferred Stock.  Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions of this paragraph A and limitations prescribed by law, the Board of Directors is vested with the authority and is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series and, if and to the extent from time to time required by the DGCL, by filing a certificate pursuant to the DGCL, to establish or change the number of shares to be included in each such series and to fix the designation and powers, preferences and rights and the qualifications and limitations thereof or restrictions thereon relating to the shares of each such series, all to the maximum extent permitted by the DGCL. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(1) the distinctive serial designation of the series and the number of shares constituting the series;

(2) the annual dividend rate, if any, on shares of the series and the preferences, if any, over shares of any other class or another series of the same class (or of shares of any other class or of another series over such series) with respect to dividends, and whether dividends shall be cumulative and, if so, from which date or dates;

(3) whether the shares of the series shall be redeemable and, if so, the terms and conditions of their redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

(4) the obligation, if any, of the Corporation to purchase or redeem shares of the series pursuant to a sinking fund or purchase fund and the terms of any such obligation;

(5) whether shares of the series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, shares of any series of the same class or any evidence of indebtedness, and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange;

(6) whether the shares of the series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including whether such shares shall have the right to vote with the Common Stock on issues on an equal, greater or lesser basis;

(7) the rights of the shares of the series in the event of a voluntary or involuntary liquidation, dissolution, winding up or distribution of assets of the Corporation;

(8) whether the shares of the series shall be entitled to the benefit of conditions and restrictions upon (i) the creation of indebtedness of the Corporation or any subsidiary, (ii) the issuance of any additional stock (including additional shares of the series or of any other series) or (iii) the payment of dividends or the making of other distributions on the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and

(9) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof, including, but not limited to, any that may be determined in connection with the adoption of any stockholder rights plan relating to any such series.

Except as otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors. The shares of Preferred Stock of any one series shall be identical with the other shares in the same series in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

B. Redeemed or Reacquired Shares of Preferred Stock.  Shares of any series of any Preferred Stock that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into, or exchanged for, shares of stock of any other class or classes, any other series of the same class, or any evidences of indebtedness, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part, or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

C. Common Stock.  The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any resolutions of the Board of Directors regarding Preferred Stock. Subject to all rights of the Preferred Stock, dividends may be paid on the Common Stock as and when declared by the Board of Directors of the Corporation out of any funds of the Corporation legally available for the payment thereof. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed to the holders of Common Stock according to their respective shares. Except as otherwise provided by law and subject to the voting rights conferred on the Preferred Stock or any series thereof by any Directors’ Resolution, the holders of shares of Common Stock shall possess exclusive voting rights for the election of directors and for all other purposes, each holder of Common Stock on the date fixed for determining the stockholders entitled to vote being entitled to one vote for each share of Common Stock held of record by such holder.

D. Denial of Preemptive Rights.  No holder of any stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class of the Corporation, or of securities convertible into or exchangeable for stock of any class, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

E. Denial of Cumulative Voting.  No holder of any stock of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

ARTICLE VI

AMENDMENT OF BYLAWS

The Board of Directors shall have the power to make, alter, amend and repeal the Corporation’s bylaws. Any bylaws made, altered or amended by the Board of Directors under the powers conferred hereby may be further altered or amended, or repealed, by the directors or by the stockholders; provided, however, that the bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted by stockholder action without the affirmative vote of at least a majority of the voting power of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VII

BOARD OF DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws. Election of directors need not be by ballot unless the bylaws so provide.

ARTICLE VIII

DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VIII shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) under Section 174 of the DGCL, as it may hereafter be amended from time to time, for any unlawful payment of a dividend or unlawful stock purchase or redemption, or

(4) for any transaction from which the director derived an improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of this Article VIII will apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of the director occurring prior to such amendment or repeal.

ARTICLE IX

INDEMNIFICATION

A. Mandatory Indemnification.  Each person who at any time is or was a director or officer of the Corporation, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person’s official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, or any other applicable law as may from time to time be in effect against all expense, liability and loss (including, without limitation, court costs and attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation or a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, and shall inure to the benefit of such person’s heirs, executors and administrators. The Corporation’s obligations under this paragraph A include, but are not limited to, the convening of any meeting, and the consideration of any matter thereby, required by statute in order to determine the eligibility of any person for indemnification.

B. Advancement of Expenses.  Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding to the fullest extent permitted by, and only in compliance with, the DGCL or any other applicable laws as may from time to time be in effect, including, without limitation, any provision of the DGCL which requires, as a condition precedent to such expense advancement, the delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under paragraph A of this Article IX or otherwise. Repayments of all amounts so advanced shall be upon such terms and conditions, if any, as the Corporation’s Board of Directors deems appropriate.

C. Vesting.  The Corporation’s obligation to indemnify and to advance expenses under paragraphs A and B of this Article IX shall arise, and all rights granted to the Corporation’s directors and officers hereunder shall vest, at the time of the occurrence of the transaction or event to which a Proceeding relates, or at the time that the action or conduct to which such Proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such Proceeding is first threatened, commenced or completed. Notwithstanding any other provision of this Certificate of Incorporation or the bylaws of the Corporation, no action taken by the Corporation, either by amendment of this Certificate of Incorporation or the bylaws of the Corporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under paragraphs A and B of this Article IX which shall have become vested as aforesaid prior to the date that such amendment or other corporate action is effective or taken, whichever is later.

D. Enforcement.  If a claim under either or both of paragraphs A and B of this Article IX is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit in a court of competent jurisdiction against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (including its Board of Directors, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit as to whether indemnification is proper in the circumstances based upon the applicable standard of conduct set forth in the DGCL or other applicable law shall neither be a defense to the action nor create a presumption that the claimant has not met the applicable standard of conduct. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal Proceeding, had reasonable cause to believe that his conduct was unlawful.

E. Nonexclusive.  The indemnification and advancement provided by this Article IX shall not be deemed exclusive of any other rights to which a person seeking indemnification and advancement may be entitled under any statute, bylaw, other provisions of this Certificate of Incorporation, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

F. Permissive Indemnification.  The rights to indemnification and prepayment of expenses which are conferred to the Corporation’s directors and officers by paragraphs A and B of this Article IX may be conferred upon any employee or agent of the Corporation if, and to the extent, authorized by the Board of Directors.

G. Insurance.  The Corporation shall have power to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise against any expense, liability or loss asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him against such expense, liability or loss under the Corporation’s bylaws, the provisions of this Article IX, the DGCL or other applicable law.

H. Other Arrangements for Indemnification.  Without limiting the power of the Corporation to procure or maintain insurance or other arrangement on behalf of any of the persons as described in paragraph G of this Article IX, the Corporation may, for the benefit of persons eligible for indemnification by the Corporation, (1) create a trust fund, (2) establish any form of self-insurance, (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Corporation or (4) establish a letter of credit, guaranty or surety arrangement.

ARTICLE X

DGCL SECTION 203

The Corporation elects to not be governed by Section 203 of the DGCL.

EXHIBIT B TO MERGER AGREEMENT

AMENDED AND RESTATED
BYLAWS
OF
T-3 ENERGY SERVICES, INC.

ARTICLE I

OFFICES

Section 1.  Registered Office.  The registered office of the Corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware shall be the registered office named in the Certificate of Incorporation of the Corporation, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office or place of business within the State of Delaware, such registered office need not be identical to such principal office or place of business of the Corporation.

Section 2.  Other Offices.  The Corporation may also have offices at such other places within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.  Place of Meetings.  All meetings of the stockholders will be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as may be determined by the Board of Directors and stated in the notice of the meeting or in duly executed waivers of notice of the meeting.

Section 2.  Annual Meetings.  An annual meeting of the Corporation’s stockholders shall be held for the election of directors at such date, time and place, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors from time to time; provided that each successive annual meeting shall be held on a date within 13 months after the date of the preceding annual meeting. At the annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting.

Section 3.  Postponement or Adjournment of Meetings.  The Board of Directors may, at any time prior to the holding of a meeting of stockholders, postpone such meeting to such time and place as is specified in the notice of postponement of such meeting, which notice shall be given in accordance with Article VI of these bylaws at least ten days before the date to which the meeting is postponed. In addition, any meeting of the stockholders may be adjourned at any time by the Chairman of the Board or such other person who shall be lawfully acting as Chairman of the Meeting (defined below), if such adjournment is deemed by the Chairman of the Meeting to be a reasonable course of action under the circumstances.

Section 4.  Notice of Annual Meeting.  Written or printed notice of the annual meeting, stating the place, day and hour thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Corporation, not less than ten days nor more than 60 days before the date of the meeting.

Section 5.  Special Meeting.  Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or the Certificate of Incorporation, may only be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors by the written order of a majority of the entire Board of Directors.

Section 6.  Notice of Special Meeting.  Written notice of a special meeting of stockholders, stating the place, day and hour and purpose or purposes thereof, will be served upon or mailed to each stockholder entitled to vote thereat at such address as appears on the books of the Corporation, not less than ten days nor more than 60 days before the date of the meeting.

Section 7.  Business at Special Meeting.  Business transacted at all special meetings will be confined to the purpose or purposes stated in the notice.

Section 8.  Stockholder List.  At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each stockholder, will be prepared by the Secretary. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during usual business hours, for a period of ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice, or, if not so specified, at the principal place of business of the Corporation. Such list will also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting.

Section 9.  Quorum.  The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Certificate of Incorporation or these bylaws. If, however, a quorum is not present or represented at any meeting of the stockholders, the Chairman of the Meeting or a majority of the shares of stock, present in person or represented by proxy, although not constituting a quorum, shall have power to postpone or recess the meeting without notice other than announcement at the meeting of the date, time and place of the postponed or recessed meeting. At any such adjourned meeting at which a quorum is represented any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 10.  Majority Vote.  When a quorum is present at any meeting, the vote of the holders of a majority of the shares having voting power represented at the meeting in person or by proxy will decide any question brought before the meeting, unless the question is one upon which, by statute or express provision of the Certificate of Incorporation or these bylaws, a different vote is required, in which case such express provision will govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class.

Section 11.  Proxies.  At any meeting of the stockholders every stockholder having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such stockholder or his duly authorized attorney in fact and bearing a date not more than eleven months prior to the date of the meeting.

Section 12.  Voting.  Unless otherwise provided by statute, the Certificate of Incorporation or these bylaws, each stockholder will have one vote for each share of stock having voting power, registered in his name on the books of the Corporation.

Section 13.  Voting of Stock of Certain Holders; Elections.  Shares standing in the name of another corporation, domestic or foreign, may be voted by such officers, agent or proxy as the bylaws of such corporation may prescribe, or in the absence of such provision, as the Board of Directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of the fiduciary. Shares standing in the name of a receiver may be voted by the receiver. A stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation, he has expressly empowered the pledgee to vote thereon, in which case only the pledgee, or his proxy, may represent the stock and vote thereon.

If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given in written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:

(a) If only one votes, his act binds all;

(b) If more than one vote, the act of the majority so voting binds all;

(c) If more than one vote, but the vote is evenly split on any particular matter, each fraction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, if any, may apply to the Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the persons so voting the shares, which shall then be voted as determined by a majority of such persons and the person appointed by the Court.

All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting, a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by written ballot, unless otherwise provided in the Certificate of Incorporation.

Section 14.  Voting of Stock Owned by the Corporation.  Stock of the Corporation belonging to the Corporation, or to another corporation a majority of the shares entitled to vote in the election of directors of which are held by the Corporation, shall not be voted at any meeting of stockholders and shall not be counted in the total number of outstanding shares for the purpose of determining whether a quorum is present. Nothing in this Section 14 shall limit the right of the Corporation to vote shares of stock of the Corporation held by it in a fiduciary capacity.

Section 15.  Action by Consent of Stockholders.  Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

BOARD OF DIRECTORS

Section 1.  Powers.  The business and affairs of the Corporation will be managed by a Board of Directors. The Board may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, by the Certificate of Incorporation or these bylaws directed or required to be exercised or done by the stockholders.

Section 2.  Number of Directors.  The number of directors which constitute the whole Board will be determined by resolution of the Board of Directors from time to time; provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

Section 3.  Election and Term.  The directors shall be elected at the annual meeting of stockholders, except as provided in Section 4 of this Article III, and each director elected shall hold office for the term for which he was elected and until his successor shall be elected and shall qualify or until his earlier death, resignation, disqualification or removal from office. Directors need not be residents of Delaware or stockholders of the Corporation.

Section 4.  Vacancies.  If any vacancy occurs in the Board of Directors caused by the death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the resulting vacancy or the newly created directorship; and a director so chosen shall hold office until the next election and until his successor shall be duly elected and shall qualify, unless sooner removed.

Section 5.  Resignation; Removal.  Any director may resign at any time. Unless otherwise prescribed by law or the Certificate of Incorporation, a director may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 6.  Chairman of the Board and Vice Chairman of the Board.  The Board of Directors may elect a Chairman of the Board who shall preside at meetings of the Board of Directors and stockholders and shall not be an officer of the Corporation. The Board of Directors may also elect a Vice Chairman of the Board who, in the absence or disability of the Chairman of the Board, shall perform the duties and exercise the powers of the Chairman of the Board and shall not be an officer of the Corporation.

Section 7.  Interested Directors.  A director who is directly or indirectly a party to a contract or transaction with the Corporation, or is a director or officer of or has a financial interest in any other corporation, partnership, association or other organization which is a party to a contract or transaction with the Corporation, may be counted in determining whether a quorum is present at any meeting of the Board of Directors or a committee thereof at which such contract or transaction is considered or authorized, and such director may participate in such meeting and vote on such authorization to the extent permitted by applicable law, including Section 144 of the General Corporation Law of the State of Delaware.

ARTICLE IV

MEETINGS AND COMMITTEES OF THE BOARD

Section 1.  Regular Meetings.  Regular meetings of the Board may be held at such time and place either within or without the State of Delaware and with such notice or without notice as is determined from time to time by the Board.

Section 2.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the President on one days notice to each director, either personally or by mail or telegram. Special meetings will be called by the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the President in like manner and on like notice upon the written request of a majority of the Board of Directors.

Section 3.  Quorum and Voting.  At all meetings of the Board, a majority of the directors will be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the directors present at any meeting at which there is a quorum will be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.  Telephone Meetings.  The directors may hold their meetings in any manner permitted by law. Without limitation, at any meeting of the Board, a member may attend by telephone, radio, television, interactive media or similar means of communication by means of which all participants can hear each other and which permits him to participate in the meeting, and a director so attending will be deemed present at the meeting for all purposes, including the determination of whether a quorum is present.

Section 5.  Action by Written Consent.  Any action required or permitted to be taken by the Board of Directors or any committee of the Board of Directors under applicable statutory provisions, the Certificate of Incorporation, or these bylaws, may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all the members of the Board of Directors or such committee, as the case may be. Any such consent shall be filed with the minutes of the meetings of the Board of Directors or such committee, as the case may be.

Section 6.  Committees of Directors.  The Board of Directors may establish committees of the Board of Directors by resolution of a majority of the whole Board of Directors. Each of such committees shall consist of one or more members of the Board of Directors. Each committee shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the Corporation as may be provided by resolution of the Board of Directors. Each of such committees may authorize the seal of the Corporation to be affixed to any document or instrument. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of such committee. Meetings of committees may be called by the chairman of the committee by written, telegraphic or telephonic notice to all members of the committee and the Chief Executive Officer and shall be at such time and place as shall be stated in the notice of such meeting. Any member of a committee may participate in any meeting by means of conference telephone or similar communications equipment. In the absence or disqualification of a member of any committee the chairman of such committee may, if deemed advisable, appoint another member of the Board of Directors to act at the meeting in the place of the disqualified or absent member. The chairman of the committee may fix such other rules and procedures governing conduct of meetings as he shall deem appropriate.

ARTICLE V

COMPENSATION OF DIRECTORS

The Board of Directors shall have the authority to fix the compensation of directors. The Board shall also have the authority to fix the compensation of members of committees of the Board. No provision of these bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE VI

NOTICES

Section 1.  Methods of Notice.  Whenever any notice is required to be given to any stockholder under the provisions of any statute, the Certificate of Incorporation or these bylaws, it will not be construed to require personal notice, but such notice may be given in writing by mail addressed to such stockholder at such address as appears on the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid. Notice to directors may also be given by telegram, by facsimile, by telephone or in person, and notice given by such means shall be deemed given at the time it is delivered.

Section 2.  Waiver of Notice.  Whenever any notice is required to be given to any stockholder or director under the provisions of any statute, the Certificate of Incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent to the giving of such notice. Attendance at any meeting will constitute a waiver of notice thereof except as otherwise provided by statute.

ARTICLE VII

OFFICERS

Section 1.  Executive Officers.  The officers of the Corporation shall consist of a President, Vice President, Treasurer and Secretary, each of whom shall be elected by the Board of Directors. The Board of Directors may also elect additional officers and assistant officers including, without limitation, a Chief Executive Officer, additional vice presidents, including one or more senior vice presidents, and one or more assistant secretaries and assistant treasurers. Any two or more offices may be held by the same person.

Section 2.  Election and Qualification.  The Board of Directors shall elect the President, one or more Vice Presidents, a Secretary and a Treasurer, none of whom need be a member of the Board of Directors.

Section 3.  Other Officers and Agents.  The Board of Directors may elect or appoint such other officers, assistant officers and agents as it deems necessary, who will hold their offices for such terms and shall exercise such powers and perform such duties as determined from time to time by the Board of Directors.

Section 4.  Salaries.  The salaries of all officers of the Corporation, if any, shall be fixed by the Board of Directors except as otherwise directed by the Board of Directors.

Section 5.  Term, Removal and Vacancies.  Each officer of the Corporation shall hold office until his resignation or his successor is chosen and qualified. Any officer may be removed at any time by the Board of Directors with or without cause. If any such office becomes vacant for any reason, the vacancy will be filled by the Board of Directors.

Section 6.  Chief Executive Officer.  The Chief Executive Officer, if one is elected, shall preside at meetings of the Board of Directors and stockholders if there is no Chairman of the Board or Vice Chairman of the Board. The Chief Executive Officer shall supervise and have overall executive charge of the business, properties, administration and operations of the Corporation with the powers of a general manager, including, without limitation, the authority to initiate and defend litigation and arbitration proceedings. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors (and committees thereof) are carried into effect. In general, he shall perform all duties as from time to time may be assigned to him by the Board of Directors. He shall from time to time make such reports of the affairs of the Corporation as the Board of Directors may require.

Section 7.  President.  The President shall, subject to the Board of Directors and to the authority of the Chief Executive Officer (if one is elected), supervise and have overall executive charge of the business properties, administration and operations of the Corporation with the powers of a general manager, including, without limitation, the authority to initiate and defend litigation and arbitration proceedings. The President shall see that all orders and resolutions of the Board of Directors (and committees thereof) are carried into effect. In the absence or disability of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer. The President shall have such other powers and duties as may from time to time be prescribed by duly adopted resolution of the Board of Directors.

Section 8.  Vice President.  The Vice Presidents in the order determined by the Board of Directors will, in the absence or disability of the President, perform the duties and exercise the powers of the President, and will perform such other duties as the Board of Directors and President may prescribe.

Section 9.  Secretary.  The Secretary will attend all meetings of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and will perform like duties for the standing committees when required. He will give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and will perform such other duties as may be prescribed by the Board of Directors and President. He will keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it, and when so affixed it shall be attested by his signature or by the signature of an assistant secretary.

Section 10.  Assistant Secretaries.  The assistant secretaries in the order determined by the Board of Directors will perform, in the absence or disability of the Secretary, the duties and exercise the powers of the Secretary and will perform such other duties as the Board of Directors and President may prescribe.

Section 11.  Treasurer.  The Treasurer will have the custody of the corporate funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and will deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designed by the Board of Directors. He will disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and will render to the Board of Directors and President, whenever they may require it, an account of all of his transactions as Treasurer and of the financial condition of the Corporation.

Section 12.  Assistant Treasurers.  The Assistant Treasurers in the order determined by the Board of Directors, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and will perform such other duties as the Board of Directors and President may prescribe.

Section 13.  Officer’s Bond.  If required by the Board of Directors, any officer will give the Corporation a bond (to be renewed as the Board of Directors may require) in such sum and with such surety or sureties as is satisfactory to the Board of Directors for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

ARTICLE VIII

SHARES AND STOCKHOLDERS

Section 1.  Certificates Representing Shares.  The certificates representing shares of capital stock of the Corporation shall be numbered and entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares and be signed by (i) the Chief Executive Officer, President or Vice-President and (ii) the Secretary or an Assistant Secretary. The signature of any such officer may be facsimile if the certificate is countersigned by a transfer agent or registered by a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer who has signed or whose facsimile signature has been placed upon such certificate has ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance.

Section 2.  Transfer of Shares.  Upon surrender to the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it will be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Notwithstanding the foregoing, no transfer will be recognized by the Corporation if such transfer would violate federal or state securities laws, the Certificate of Incorporation, or any stockholders’ agreements which may be in effect at the time of the purported transfer. The Corporation may, prior to any such transfer, require a stockholder to provide (at such stockholder’s expense) an opinion of counsel addressed to the Corporation and its stock transfer agent and registrar to the effect that any such transfer does not violate applicable securities laws requiring registration or an exemption from registration prior to any such transfer.

Section 3.  Fixing Record Date.  For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive a distribution by the Corporation or a share dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may provide that the share transfer records be closed for a stated period but not to exceed, in any case, sixty days. If the share transfer records are closed for the purpose of determining stockholders entitled to notice of or to vote at a meeting or stockholders, such books must be closed for at least ten days immediately preceding such meeting. In lieu of closing the share transfer records, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date, in any case, to be not more than sixty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If the share transfer records are not closed and no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive a distribution or a share dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such distribution or dividend is adopted, as the case may be, will be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as herein provided, such determination will apply to any adjournment thereof except where the determination has been made through the closing of share transfer records and the stated period of closing has expired.

Section 4.  Registered Stockholders.  The Corporation is entitled to recognize the exclusive right of a person registered on its books as the owner of a share or shares to receive dividends, and to vote as such owner, and for all other purposes; and the Corporation is not bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 5.  Lost Certificate.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost or destroyed, such affidavit to be satisfactory in form and substance to the Corporation. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representatives, to advertise the same in such manner as it shall require and/or give the Corporation a bond in form and substance satisfactory to the Corporation and in such sum as the Corporation may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 6.  Fractional Share Interests.  The Corporation may, but shall not be required to, issue fractions of a share. If the Corporation does not issue fractions of a share, it shall (a) arrange for the disposition of fractional interests by those entitled thereto, (b) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (c) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the Corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the Corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

ARTICLE IX

GENERAL

Section 1.  Dividends.  The Board of Directors may from time to time declare, and, if so declared, the Corporation pay, dividends on its outstanding shares of capital stock in cash, in property, or in its own shares, except when the declaration or payment thereof would be contrary to law or the Certificate of Incorporation. Such dividends may be declared at any regular or special meeting of the Board of Directors, and the declaration and payment will be subject to all applicable provisions of law, the Certificate of Incorporation and these bylaws.

Section 2.  Reserves.  Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors may think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.  Checks.  All checks or demands for money and notes of the Corporation will be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4.  Corporate Records.  The Corporation will keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders giving the names and addresses of all stockholders and the number and class of shares held by each. All other books and records of the Corporation may be kept at such place or places within or without the State of Delaware as the Board of Directors may from time to time determine.

Section 5.  Amendment.  These bylaws may be altered, amended or repealed or new bylaws may be adopted at any annual meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration, amendment, repeal or adoption be contained in the notice of such meeting, by the affirmative vote of the holders of a majority of the shares entitled to vote at such meeting and present or represented thereat, or by the affirmative vote of a majority of the Board of Directors at any regular or special meeting of the Board, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal bylaws adopted or amended by the Board.

Section 6.  Indemnification.  Except as otherwise provided in the Certificate of Incorporation, each director, officer and former director or officer of the Corporation, and any person who may have served or who may hereafter serve at the request of the Corporation as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, is hereby indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of being or having been such director or officer to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law as may from time to time be in effect. Such indemnification will not be deemed exclusive of any other rights to which such director, officer or other person may be entitled under any agreement, vote of stockholders, or otherwise. Without limitation, nothing in this section shall limit any indemnification provisions in the Certificate of Incorporation.